Filed Pursuant to Rule 424(b)(3)

Registration No. 333-220648

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated October 20, 2017)

NioCorp Developments Ltd.

This prospectus supplement supplements the prospectus dated October 20, 2017 (the “Prospectus”) of NioCorp Developments Ltd. (the “Company,” “we” or “our”), which is part of a registration statement on Form S-1 (Registration No. 333-220648) filed with the Securities and Exchange Commission (“SEC”) relating to the resale of securities by the selling shareholders as described therein.

The Prospectus relates to the resale or other disposition from time to time by certain selling shareholders as further described in the Prospectus, of up to an aggregate of 6,378,045 common shares (the “Common Shares”) of the Company, consisting of Common Shares and Common Shares acquirable upon exercise of common share purchase warrants, and up to an aggregate of 3,155,062 common share purchase warrants (the “Warrants”) that were issued by the Company to such selling shareholders in private transactions.

This prospectus supplement incorporates into the Prospectus (i) the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2017, (ii) the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 and (iii) the Company’s Current Report on Form 8-K filed with the SEC on November 13, 2017.

This prospectus supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus with respect to the securities described above.

Our Common Shares are traded on the Toronto Stock Exchange (the “TSX”) under the symbol “NB” and quoted on the OTCQX under the symbol “NIOBF.” On November 24, 2017, the last reported closing bid price of our Common Shares was $0.368 per Common Share on the OTCQX and C$0.455 per Common Share on the TSX. The over-the-counter quotations on the OTCQX reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. You are urged to obtain current market quotations of the Common Shares. Our Warrants have not been and will not be quoted on the TSX.

We are an “emerging growth company” as defined under federal securities laws and, as such, may elect to comply with certain reduced public company requirements for future filings.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 OF THE PROSPECTUS DATED OCTOBER 20, 2017, BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 27, 2017

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K
_______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2017
____________________________
NioCorp Developments Ltd.
(Exact name of registrant as specified in its charter)
____________________________
British Columbia, Canada (State or other jurisdiction of incorporation)	000-55710 (Commission File Number)	98-1262185 (IRS Employer Identification No.)
7000 South Yosemite Street, Suite 115 Centennial, Colorado 80112 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (720) 639-4647 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

On September 8, 2017, NioCorp Developments Ltd. (the “Company”) issued 1,251,572 common shares of the Company to Lind upon conversion of US$500,000 in principal amount of the Initial Convertible Security at a conversion price of C$0.4841 per share. The common shares were issued, among other exemptions, pursuant to Section 3(a)(9) of the Securities Act of 1933 (the “Securities Act”), in connection with the voluntary conversion of a portion of the amount outstanding under the Initial Convertible Security and based upon representations and warranties of Lind in connection therewith.

On September 20, 2017, the Company issued 415,747 common shares to Northcott Developments to settle a debt of C$253,606 owed to Northcott Capital Limited (“Northcott”) for past and prospective services through December 2017. The shares issued were priced at C$0.61. The common shares were issued, among other exemptions, pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereof based upon representations and warranties of Northcott in connection therewith

As previously disclosed, on August 10, 2017, Lind provided notice to the Company of its election to advance an additional $1.0 million in funding to the Company pursuant to the definitive convertible security funding agreement, dated December 14, 2015, between the Company and Lind (the “Convertible Security Increase”).

On September 28, 2017, in connection with the Convertible Security Increase, the Company issued 283,413 common share purchase warrants of the Company (the “Warrants”) to Lind, with each Warrant entitling the holder to acquire one common share of the Company at a price of C$0.66 per share until September 27, 2020. The Warrants were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof based upon representations and warranties of Lind in connection therewith.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2017, the Board of Directors (the “Board”) of the Company increased the size of the Board to six members and appointed Nilsa Guerrero-Mahon as a Director to fill the resulting vacancy. Ms. Guerrero-Mahon will serve for an initial term ending at the Company’s 2017 Annual General Meeting of Shareholders. Ms. Guerrero-Mahon will also serve on the Audit Committee of the Board.

As a non-employee Director, Ms. Guerrero-Mahon will receive compensation in the same manner as the Company’s other non-employee Directors, as disclosed in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on November 9, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIOCORP DEVELOPMENTS LTD.

By: /s/ Neal S. Shah
Name: Neal S. Shah
Title:   Chief Financial Officer

Date: October 3, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2017
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from           to

Commission file number: 000-55710

NioCorp Developments Ltd.

(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	98-1262185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7000 South Yosemite Street, Suite 115 Centennial, CO (Address of Principal Executive Offices)	80112 (Zip code)
Registrant’s telephone number, including area code: (855) 264-6267

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes ☒  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒ (Do not check if a smaller reporting company)	Small Reporting Company ☐ Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of November 9, 2017, the registrant had 205,281,674 Common Shares outstanding.

PART I— FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

NioCorp Developments Ltd.

Condensed Consolidated Balance Sheets

(expressed in thousands of U.S. dollars, except share data) (unaudited)

		As of
	Note	September 30, 2017	June 30, 2017
ASSETS
Current
Cash		$317	$238
Restricted cash	4	—	265
Prepaid expenses and other		98	152
Other current assets	5	289	—
Total current assets		704	655
Non-current
Deposits		36	51
Available for sale securities at fair value		13	23
Equipment		3	5
Mineral interests		10,617	10,617
Total assets		$11,373	$11,351

LIABILITIES
Current
Accounts payable and accrued liabilities		$2,691	$3,146
Related party loans	8	1,175	1,175
Convertible debt, current portion	6	572	2,161
Total current liabilities		4,438	6,482
Convertible debt, net of current portion	6	2,606	1,896
Derivative liability, convertible debt	6	16	82
Total liabilities		7,060	8,460
SHAREHOLDERS’ EQUITY
Common stock, unlimited shares authorized; shares outstanding: 204,518,956 and 198,776,337, respectively	7	70,993	68,029
Additional paid-in capital		10,876	10,320
Accumulated deficit		(76,665)	(74,852)
Accumulated other comprehensive loss		(891)	(606)
Total equity		4,313	2,891
Total liabilities and equity		$11,373	$11,351

The accompanying notes are an integral part of these condensed consolidated financial statements

2

NioCorp Developments Ltd.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(expressed in thousands of U.S. dollars, except share and per share data) (unaudited)

		For the three months ended September 30,
	Note	2017	2016
Operating expenses
Employee related costs		$772	$540
Professional fees		275	333
Exploration expenditures	9	713	1,970
Other operating expenses		172	137
Total operating expenses		1,932	2,980
Change in financial instrument fair value	6	23	(296)
Foreign exchange (gain) loss		(237)	33
Interest expense		84	69
Gain (loss) on available for sale securities		11	(11)
Loss before income taxes		1,813	2,775
Income tax benefit		—	—
Net loss		$1,813	$2,775

Other comprehensive loss:
Net loss		$1,813	$2,775
Other comprehensive loss (gain):
Reporting currency translation		285	(66)
Total comprehensive loss		$2,098	$2,709

Loss per common share, basic		$0.01	$0.02

Weighted average common shares outstanding		202,023,001	180,530,068

The accompanying notes are an integral part of these condensed consolidated financial statements

3

NioCorp Developments Ltd.

Condensed Consolidated Statements of Cash Flows

(expressed in thousands of U.S. dollars) (unaudited)

	For the three months ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Total loss for the period	$(1,813)	$(2,775)
Non-cash elements included in net loss:
Depreciation	2	2
Change in financial instrument fair value	23	(296)
Unrealized gain (loss) on available-for-sale investments	11	(11)
Accretion of convertible debt	36	46
Foreign exchange (gain) loss	(227)	124
Share-based compensation	451	218
	(1,517)	(2,692)
Change in working capital items:
Receivables	8	—
Prepaid expenses	52	34
Accounts payable and accrued liabilities	(322)	411
Net cash used in operating activities	(1,779)	(2,247)

CASH FLOWS FROM INVESTING ACTIVITIES
Restricted cash funding	—	(500)
Deposits	15	—
Net cash used in investing activities	15	(500)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of capital stock	1,545	64
Share issue costs	(189)	—
Issuance of convertible debt	500	—
Other current assets	(289)	—
Net cash provided by financing activities	1,567	64
Exchange rate effect on cash, cash equivalents and restricted cash	11	(5)
Change in cash, cash equivalents and restricted cash during period	(186)	(2,688)
Cash, cash equivalents and restricted cash, beginning of period	503	4,412
Cash, cash equivalents and restricted cash, end of period	$317	$1,724

Supplemental cash flow information:
Amounts paid for interest	$16	$16
Amounts paid for income taxes	$—	$—
Non-cash financing transactions
Lind conversions	$1,441	$—
Debt to equity conversion	$207	$—

The accompanying notes are an integral part of these condensed consolidated financial statements

4

NioCorp Developments Ltd.

Consolidated Statements of Shareholders’ Equity

(expressed in thousands of U.S. dollars, except for Common Shares) (unaudited)

	Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Deficit	Accumulated Other Comprehensive Loss	Total

Balance, June 30, 2016	180,467,990	$58,401	$8,630	$(60,222)	$(615)	$6,194

Exercise of warrants	3,447,137	1,675	—	—	—	1,675
Exercise of options	150,000	70	—	—	—	70
Fair value of broker warrants granted	—	—	20	—	—	20
Fair value of Lind warrants granted	—	—	233	—	—	233
Private placements - February 2017	7,364,789	3,927	—	—	—	3,927
Debt conversions	7,346,421	4,103	—	—	—	4,103
Share issuance costs	—	(181)	—	—	—	(181)
Fair value of stock options exercised	—	34	(34)	—	—	—
Share-based payments	—	—	1,471	—	—	1,471
Reporting currency presentation	—	—	—	—	9	9
Loss for the year	—	—	—	(14,630)	—	(14,630)
Balance, June 30, 2017	198,776,337	$68,029	$10,320	$(74,852)	$(606)	$2,891
Exercise of options	10,091	5	—	—	—	5
Fair value of broker warrants granted	—	—	41	—	—	41
Fair value of Lind warrants granted	—	—	66	—	—	66
Private placements - July 2017	2,962,500	1,540	—	—	—	1,540
Private placement – September 2017	415,747	207				207
Debt conversions	2,354,281	1,441	—	—	—	1,441
Share issuance costs	—	(231)	—	—	—	(231)
Fair value of stock options exercised	—	2	(2)	—	—	—
Share-based payments	—	—	451	—	—	451
Reporting currency presentation	—	—	—	—	(285)	(285)
Loss for the period	—	—	—	(1,813)	—	(1,813)
Balance, September 30, 2017	204,518,956	$70,993	$10,876	$(76,665)	$(891)	$4,313

The accompanying notes are an integral part of these condensed consolidated financial statements

5

NioCorp Developments Ltd.
Notes to the Condensed Consolidated Financial Statements
September 30, 2017
(expressed in thousands of U.S. dollars, unless otherwise stated) (unaudited)

1.	DESCRIPTION OF BUSINESS

NioCorp Developments Ltd. (“NioCorp” or the “Company”) was incorporated on February 27, 1987 under the laws of the Province of British Columbia and currently operates in one reportable operating segment consisting of exploration and development of mineral deposits in North America, specifically, the Elk Creek Niobium/Scandium/Titanium property (the “Elk Creek Project”) located in southeastern Nebraska.

These financial statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future. These financial statements do not reflect any adjustments that may be necessary if the Company is unable to continue as a going concern.

The Company currently earns no operating revenues and will require additional capital in order to advance the Elk Creek Project. The Company’s ability to continue as a going concern is uncertain and is dependent upon the generation of profits from mineral properties, obtaining additional financing, and maintaining continued support from its shareholders and creditors.

2.	BASIS OF PREPARATION

a)	Basis of Preparation and Consolidation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The interim condensed consolidated financial statements include the consolidated accounts of the Company and its wholly-owned subsidiaries with all significant intercompany transactions eliminated. The accounting policies followed in preparing these interim condensed consolidated financial statements are those used by the Company as set out in the audited consolidated financial statements for the year ended June 30, 2017.

In the opinion of Management, all adjustments considered necessary (including reclassifications and normal recurring adjustments) to present fairly the financial position, results of operations, and cash flows at September 30, 2017, and for all periods presented, have been included in these interim condensed consolidated financial statements. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to appropriate SEC rules and regulations. These interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended June 30, 2017. The interim results are not necessarily indicative of results for the full year ending June 30, 2018, or future operating periods.

b)	Recent Accounting Standards

Issued and Adopted

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-09, Improvements to Employee Share-Based Payment Accounting. The amendments in this ASU require, among other things, that all income tax effects of awards be recognized in the income statement when the awards vest or are settled. The ASU also allows for an employer to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering liability accounting, and it allows for a policy election to account for forfeitures as they occur. The amendments in this ASU are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. We adopted this guidance during the quarter ended September 30, 2017. The adoption of this ASU had no material impacts on our financial statement results or disclosures.

Issued and Not Effective

From time to time, new accounting pronouncements are issued by the FASB that are adopted by the Company as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards did not or will not have a material impact on the Company’s consolidated financial statements upon adoption.

 6

NioCorp Developments Ltd.
Notes to the Condensed Consolidated Financial Statements
September 30, 2017
(expressed in thousands of U.S. dollars, unless otherwise stated) (unaudited)

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The update clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company will apply the provisions of the update to potential future acquisitions occurring after the effective date.

In February 2016, the FASB issued ASU 2016-02, Leases. The standard requires that a lessee recognize on the balance sheet assets and liabilities for leases with lease terms of more than twelve months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease have not significantly changed from the previous US GAAP. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within such fiscal year, with early adoption permitted. The Company is currently assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations, and liquidity.

c)	Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the deferred income tax asset valuations, convertible debt valuations, and share-based compensation. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between estimates and the actual results, future results of operations will be affected.

3.	GOING CONCERN ISSUES

The Company incurred a loss of $1,813 for the three months ended September 30, 2017 (2016 - $2,775), and had a working capital deficit and an accumulated deficit of $3,734 and $76,665, respectively, as of September 30, 2017. These factors indicate the existence of a material uncertainty that raises substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue operations and fund its expenditures is dependent on Management’s ability to secure additional financing. Management is actively pursuing such additional sources of financing, and while it has been successful in doing so in the past, there can be no assurance it will be able to do so in the future. These consolidated financial statements do not give effect to any adjustments required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

4.	RESTRICTED CASH

Restricted cash represents amounts held in escrow to secure payment of work related to the Company’s Elk Creek Feasibility Study. Under the terms of the escrow agreement, the balance of $265 was drawn against outstanding accounts payable during the quarter ended September 30, 2017.

5.	OTHER CURRENT ASSETS

Other current assets include legal and other professional fees associated with obtaining project debt financing for the Elk Creek Project. Amounts will be deferred until funding is completed, at which time the balance will become a direct deduction from the related debt liability.

 7

NioCorp Developments Ltd.
Notes to the Condensed Consolidated Financial Statements
September 30, 2017
(expressed in thousands of U.S. dollars, unless otherwise stated) (unaudited)

6.	CONVERTIBLE DEBT

	As of
	September 30, 2017	June 30, 2017
Convertible security, current portion	$572	$2,161

Convertible notes	$628	$592
Convertible security	1,978	1,304
	$2,606	$1,896

Convertible Security Funding

Changes in the Lind Partners Asset Management IV, LLC (“Lind”) convertible security (the “Convertible Security”) balance are comprised of the following:

Convertible Security
Balance, June 30, 2017	$3,465
Additional debt drawdown	500
Conversions, at fair value	(1,441)
Change in fair market value	26
Balance, September 30, 2017	$2,550
Comprised of:
Current portion	$572
Noncurrent portion	1,978
Total	$2,550

On August 10, 2017, Lind provided notice to the Company of its election to advance an additional $1.0 million in funding under the Initial Convertible Security pursuant to its right under the Lind Agreement (the “Convertible Security Increase”). As a result, upon payment of the additional $1.0 million in funding by Lind to the Company, the face amount of the Initial Convertible Security will be increased by $1.2 million ($1.0 million in additional funding plus implied interest). On August 15, 2017, in connection with the Convertible Security Increase, the Company issued 260,483 Common Share purchase warrants of the Company to Lind, with each Common Share purchase warrant entitling the holder to acquire one Common Share at a price of C$0.73 per share until August 15, 2020. The fair value of the warrants of $33 was estimated based on the Black Scholes pricing model using a risk-free interest rate of 1.23%, an expected dividend yield of 0%, a volatility of 49.6%, and an expected life of three years. On September 28, 2017, in connection with the Convertible Security Increase, the Company issued 283,413 Common Share purchase warrants of the Company to Lind, with each Common Share purchase warrant entitling the holder to acquire one Common Share at a price of C$0.66 per share until September 28, 2020. The fair value of the warrants of $32 was estimated based on the Black Scholes pricing model using a risk-free interest rate of 1.23%, an expected dividend yield of 0%, a volatility of 47.7%, and an expected life of three years. As of September 30, 2017, $0.5 million of this additional funding has been received from Lind.

The Convertible Security is convertible into Common Shares of the Company at a conversion price equal to 85% of the volume weighted average trading price of the Common Shares (in Canadian dollars) on the TSX for the five consecutive trading days immediately prior to the date on which the Lind provides the Company with notice of its intention to convert an amount of the Convertible Security from time to time. During the three-month period ended September 30, 2017, $1.0 million face value of the Convertible Security was converted into 2,354,281 Common Shares.

The Convertible Security contains financial and non-financial covenants customary for a facility of this size and nature, and includes a financial covenant defining an event of default as all present and future liabilities of the Company or any of its subsidiaries, exclusive of related party loans, for an amount or amounts exceeding $2.0 million, and which have not been satisfied on time or within 90 days of invoice, or have become prematurely payable as a result of its default or breach. The Company was in compliance as of September 30, 2017.

 8

NioCorp Developments Ltd.
Notes to the Condensed Consolidated Financial Statements
September 30, 2017
(expressed in thousands of U.S. dollars, unless otherwise stated) (unaudited)

Convertible Notes

Changes in the Company’s outstanding convertible promissory notes (the “Convertible Notes”) balance are comprised of the following:

Convertible Notes
Balance, June 30, 2017	$592
Accreted interest, net of interest paid	36
Balance, September 30, 2017	$628

The changes in the derivative liability related to the conversion feature are as follows:

Derivative Liability
Balance, June 30, 2017	$82
Change in fair value of derivative liability	(66)
Balance, September 30, 2017	$16

7.	COMMON STOCK

a)	Issuances

On July 26, 2017, the Company closed a brokered private placement (the “July 2017 Private Placement”) of units (the “Units”) of the Company. Under the July 2017 Private Placement, a total of 2,962,500 Units were issued at C$0.65 per Unit, for total gross proceeds to the Company of approximately C$1,926. Each Unit issued pursuant to the July 2017 Private Placement consists of one Common Share and Warrant. Each Warrant entitles the holder thereof to purchase one additional Common Share at a price of C$0.79 until July 26, 2021.

The July 2017 Private Placement was brokered by Mackie Research Capital Corporation (the “Agent”). The Company paid the Agent an aggregate cash commission of approximately C$125, equal to six and a half per cent (6.5%) of the gross proceeds raised under the July 2017 Private Placement. The Company also issued to the Agent 192,562 broker warrants (the “Broker Warrants”), equal to six and a half per cent (6.5%) of the Units sold pursuant to the July 2017 Private Placement. Each Broker Warrant entitles the holder thereof to purchase one Common Share at a price of C$0.79 until July 26, 2021. The fair value of the Broker Warrants of $41 was estimated based on the Black Scholes pricing model using a risk-free interest rate of 1.32%, an expected dividend yield of 0%, a volatility of 60.3%, and an expected life of four years. Total cash issue costs including agents’ commission, legal and other fees was $189.

Proceeds of the July 2017 Private Placement were used for general working capital purposes and to continue to advance the Company’s Elk Creek Superalloy Materials Project.

On September 5, 2017, the Company entered into a shares-for-debt agreement with Northcott Capital Limited (“Northcott”) whereby NioCorp issued 415,747 common shares of the Company to settle a debt of C$253,606 owed to Northcott for past and prospective services through December 2017. Northcott manages NioCorp’s current effort to assemble a debt financing package as part of the Company’s overall Elk Creek project financing effort. The shares issued to Northcott were priced at C$0.61, which represents a 10% premium over the five-day Volume Weighted Average Price of NioCorp’s shares of C$0.5571 as of the date of the agreement.

b)	Stock Options

The Company has a rolling stock option plan (the “Plan”) whereby the Company may grant stock options to executive officers and directors, employees, and consultants at an exercise price to be determined by the board of directors, provided the exercise price is not lower than the greater of (i) the last closing price of the Company’s common shares on the TSX and (ii) the volume weighted average closing price of the Company’s common shares on the TSX for the five days immediately prior to the date of grant. The Plan provides for the issuance of up to 10% of the Company’s issued Common Shares as at the date of grant with each stock option having a maximum term of ten years. The board of directors has the exclusive power over the granting of options and their vesting provisions.

 9

NioCorp Developments Ltd.
Notes to the Condensed Consolidated Financial Statements
September 30, 2017
(expressed in thousands of U.S. dollars, unless otherwise stated) (unaudited)

Stock option transactions are summarized as follows:

	Number of Options	Weighted Average Exercise Price (C$)
Balance, June 30, 2017	16,605,000	$0.73
Exercised	(10,091)	0.62
Cancelled/expired	(1,750,000)	0.68
Balance, September 30, 2017	14,844,909	$0.73

The following table summarizes information about stock options outstanding at September 30, 2017:

Exercise price (C$)	Expiry date	Number outstanding	Aggregate Intrinsic Value (C$000s)	Number exercisable	Aggregate Intrinsic Value (C$000s)

$0.62	January 19, 2021	5,264,909	$—	5,264,909	$—
$0.76	March 7, 2022	5,650,000	—	2,825,000	—
$0.80	December 22, 2017	2,720,000	—	2,720,000	—
$0.94	April 28, 2018	500,000	—	500,000	—
$0.94	July 21, 2021	710,000	—	532,500	—
Balance September 30, 2017		14,844,909	$—	11,842,409	$—

The aggregate intrinsic value in the preceding table represents the total intrinsic value, based on the Company’s closing stock price of C$0.52 as of September 30, 2017, that would have been received by the option holders had all option holders exercised their options as of that date. In-the-money options vested and exercisable as of September 30, 2017, totaled -nil-.

As of September 30, 2017, there was $430 of unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plan. The cost is expected to be recognized over a remaining weighted average period of approximately 0.9 years.

c)	Warrants

Warrant transactions are summarized as follows:

	Warrants	Weighted average exercise price (C$)
Balance June 30, 2017	20,609,086	$0.79
Granted	3,698,958	0. 78
Balance, September 30, 2017	24,308,044	$0. 79

As discussed above under Note 5, the Company granted 543,896 Convertible Security Increase warrants to Lind in connection with the funding of the Convertible Security Increase. As discussed above under Note 6a, the Company granted 2,962,500 warrants and 192,562 broker warrants in conjunction with the July 2017 Private Placement.

 10

NioCorp Developments Ltd.
Notes to the Condensed Consolidated Financial Statements
September 30, 2017
(expressed in thousands of U.S. dollars, unless otherwise stated) (unaudited)

At September 30, 2017, the Company has outstanding exercisable warrants, as follows:

Number	Exercise Price (C$)	Expiry Date
283,413	0.66	September 28, 2020
3,125,000	0.72	December 22, 2018
260,483	0.73	August 15, 2020
9,150,285	0.75	January 19, 2019
3,155,062	0.79	July 26, 2021
3,860,800	0.85	February 14, 2020
3,043,024	0.85	February 21, 2020
539,307	0.85	February 28, 2020
890,670	0.90	March 31, 2020
24,308,044

8.	RELATED PARTY TRANSACTIONS AND BALANCES

The Company has a loan with Mark Smith, President, Chief Executive Officer and Executive Chairman of NioCorp (the “Original Smith Loan”), that bears an interest rate of 10%, is secured by the Company’s assets pursuant to a concurrently executed general security agreement (the “General Security Agreement”), and is subject to both a 2.5% establishment fee and 2.5% prepayment fee. The principal amount outstanding under the Original Smith Loan is $1.0 million, and is due on June 17, 2018.

The Company has a non-revolving credit facility agreement (the “Credit Facility”) in the amount of $2.0 million with Mr. Smith. The Credit Facility bears an interest rate of 10% and drawdowns from the Credit Facility are subject to a 2.5% establishment fee. Amounts outstanding under the Credit Facility are secured by all of the Company’s assets pursuant to the General Security Agreement. The Credit Facility contains financial and non-financial covenants customary for a facility of this size and nature. As of September 30, 2017, the principal amount outstanding under the Credit Facility is $175, and is due on June 16, 2018.

As of September 30, 2017, accounts payable and accrued liabilities included interest payable to Mr. Smith of $132.

9.	Exploration Expenditures

	For the three months ended September 30,
	2017	2016
Technical studies and engineering	$395	$519
Field management and other	210	234
Metallurgical development	83	1,190
Geologists and field staff	25	27
Total	$713	$1,970

10.	Fair Value Measurements

The Company measures the fair value of financial assets and liabilities based on US GAAP guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

The Company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables, or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition.

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NioCorp Developments Ltd.
Notes to the Condensed Consolidated Financial Statements
September 30, 2017
(expressed in thousands of U.S. dollars, unless otherwise stated) (unaudited)

Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized in income.

Financial instruments including receivables, accounts payable and accrued liabilities, and related party loans are carried at amortized cost, which Management believes approximates fair value due to the short-term nature of these instruments.

The following table presents information about the assets and liabilities that are measured at fair value on a recurring basis as at September 30, 2017 and June 30, 2017, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical instruments. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates, and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the financial instrument and included situations where there is little, if any, market activity for the instrument:

	As of September 30, 2017
	Total	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$317	$317	$—	$—
Available for sale securities	13	13	—	—
Total	$330	$330	$—	$—
Liabilities:
Convertible debt	$2,550	$—	$—	$2,550
Derivative liability, convertible debt	16	—	—	16
Total	$2,566	$—	$—	$2,566

	As of June 30, 2017
	Total	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$238	$238	$—	$—
Restricted cash	265	265	—	—
Available for sale securities	23	23	—	—
Total	$526	$526	$—	$—
Liabilities:
Convertible debt	$3,465	$—	$—	$3,465
Derivative liability, convertible debt	82	—	—	82
Total	$3,547	$—	$—	$3,547

The Company measures the fair market value of the Level 3 components using the Black-Scholes model and discounted cash flows, as appropriate. These models take into account Management’s best estimate of the conversion price of the stock, an estimate of the expected time to conversion, an estimate of the stock’s volatility, and the risk-free rate of return expected for an instrument with a term equal to the duration of the convertible debt.

The following table sets forth a reconciliation of changes in the fair value of the Company’s convertible debt components classified as Level 3 in the fair value hierarchy:

Balance, June 30, 2017	$3,547
Additional debt drawdown	500
Conversions to equity	(1,441)
Realized and unrealized gains	(40)
Balance, September 30, 2017	$2,566

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NioCorp Developments Ltd.
Notes to the Condensed Consolidated Financial Statements
September 30, 2017
(expressed in thousands of U.S. dollars, unless otherwise stated) (unaudited)

11.	Subsequent events

On October 19, 2017, the Company announced that Mark Smith was providing $180 in funding under the existing Credit Facility with the Company. This funding, which was received on October 20, 2017, is subject to the same terms and conditions as the prior drawdown under the Credit Facility and will be used to accelerate NioCorp’s ongoing Elk Creek project finance efforts.

On October 31, 2017, Lind funded an additional $0.25 million of the Convertible Security Increase, bringing the total Convertible Security Increase funding to $0.75 million as of that date. In connection with this funding, the Company issued 308,901 Warrants to Lind, with each Warrant entitling the holder to acquire one common share at a price of C$0.62 per share until October 31, 2020.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our unaudited condensed interim consolidated financial statements as at and for the three months ended September 30, 2017 and the related notes thereto, which have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). This discussion and analysis contains forward-looking statements and forward-looking information that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements and information as a result of many factors, including, but not limited to, those set forth elsewhere in this Quarterly Report on Form 10-Q. See section heading “Note Regarding Forward-Looking Statements” below.

All currency amounts are stated in thousands of U.S. dollars unless noted otherwise.

As used in this report, unless the context otherwise indicates, references to “we,” “our,” the “Company,” “NioCorp,” and “us” refer to NioCorp Developments Ltd. and its subsidiaries collectively.

Note Regarding Forward Looking Statements

This Quarterly Report on Form 10-Q and the exhibits attached hereto contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and “forward-looking information” within the meaning of applicable Canadian securities legislation, collectively “forward-looking statements.” Such forward-looking statements concern our anticipated results and developments in the operations of the Company in future periods, planned exploration activities, the adequacy of the Company’s financial resources, and other events or conditions that may occur in the future. Forward-looking statements are frequently, but not always, identified by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible,” and similar expressions, or statements that events, conditions, or results “will,” “may,” “could,” or “should” (or the negative and grammatical variations of any of these terms) occur or be achieved. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect,” “is expected,” “anticipates” or “does not anticipate,” “plans,” “estimates,” or “intends,” or stating that certain actions, events, or results “may,” “could,” “would,” “might,” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Such forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain known and unknown risks, uncertainties, and assumptions. Many factors could cause actual results, performance, or achievements to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among others, risks related to the following:

●	risks related to our ability to operate as a going concern;

●	risks related to our requirement of significant additional capital;

●	risks related to our limited operating history;

●	risks related to changes in economic valuations of the Elk Creek Project, such as net present value calculations, changes, or disruptions in the securities markets;

●	risks related to our history of losses;

●	risks related to cost increases for our exploration and, if warranted, development projects;

●	risks related to feasibility study results;

●	risks related to mineral exploration and production activities;

●	risks related to our lack of mineral production from our properties;

●	risks related to the results of our metallurgical testing;

●	risks related to the price volatility of commodities;

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●	risks related to estimates of mineral resources and reserves;

●	risks related to changes in mineral resource and reserve estimates;

●	risks related to differences in United States and Canadian reserve and resource reporting;

●	risks related to our exploration activities being unsuccessful;

●	risks related to our ability to obtain permits and licenses for production;

●	risks related to government and environmental regulations that may increase our costs of doing business or restrict our operations;

●	risks related to proposed legislation that may significantly affect the mining industry;

●	risks related to land reclamation requirements;

●	risks related to competition in the mining industry;

●	risks related to the difficulties of handling the disposal of mine water at our Elk Creek Project;

●	risks related to equipment and supply shortages;

●	risks related to current and future joint ventures and partnerships;

●	risks related to our ability to attract qualified management;

●	risks related to the ability to enforce judgment against certain of our Directors;

●	risks related to currency fluctuations;

●	risks related to claims on the title to our properties;

●	risks related to surface access on our properties;

●	risks related to potential future litigation;

●	risks related to our lack of insurance covering all our operations;

●	risks related to our status as a “passive foreign investment company” under US federal tax code;

●	risks related to the Common Shares, including price volatility, lack of dividend payments, dilution, and penny stock rules; and

●	risks related to our debt.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties, and other factors, including without limitation those discussed under the heading “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, as well as other factors described elsewhere in this report and the Company’s other reports filed with the SEC.

The Company’s forward-looking statements contained in this Quarterly Report on Form 10-Q are based on the beliefs, expectations, and opinions of Management as of the date of this report. The Company does not assume any obligation to update forward-looking statements if circumstances or Management’s beliefs, expectations, or opinions should change, except as required by law. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

National Instrument 43-101 Compliance

Scott Honan, M.Sc., SME-RM, a qualified person as defined by National Instrument 43-101 – Standards of Disclosure for Mineral Projects, has supervised the preparation of the scientific and technical information that forms the basis for the Elk Creek disclosure in this Quarterly Report on Form 10-Q and has approved the disclosure in this Quarterly Report on Form 10-Q related thereto. Mr. Honan is not independent of the Company, as he is the Vice President, Business Development. For additional information on the Elk Creek Project, including information relating to exploration, data verification, the mineral resource estimates and the mineral reserve estimates, see the Elk Creek Feasibility Study, dated August 10, 2017, which is available under NioCorp’s SEDAR profile.

15

Company Overview

NioCorp is developing the Elk Creek Project, located in southeast Nebraska. The Elk Creek Project is an advanced Niobium/Scandium/Titanium exploration project. Niobium is used to produce various superalloys that are extensively used in high performance aircraft and jet turbines. It also is used in High-Strength, Low-Allow (“HSLA”) steel, a stronger steel used in automotive, bridges, structural systems, buildings, pipelines, and other applications that generally reduces the weight of those applications, which can result in environmental benefits, including reduced fuel consumption and material usage and fewer air emissions. Scandium can be combined with aluminum to make super-high-performance alloys with increased strength and improved corrosion resistance. Scandium also is a critical component of advanced solid oxide fuel cells, an environmentally preferred technology for high-reliability, distributed electricity generation. Titanium is a component of various superalloys and other applications that are used for aerospace applications, weapons systems, protective armor, medical implants and many others. It also is used in pigments for paper, paint, and plastics.

Our primary business strategy is to advance our Elk Creek Project to commercial production. We are focused on obtaining additional funds to carry out our near-term planned work programs associated with securing the project financing necessary to complete mine development and construction of the Elk Creek Project. With the recent filing of the Elk Creek Feasibility Study (see “Elk Creek Project Update,” below), all work presently planned by us is directed at obtaining the financing necessary to advance the Elk Creek Project to construction and operations. In addition, we are also conducting permitting and other related activities at and for the Elk Creek Project.

Emerging Growth Company Status

We qualify as an “emerging growth company” as defined in Section 101 of the Jumpstart our Business Startups Act (“JOBS Act”) as we do not have more than $1.07 billion in annual gross revenue and did not have such amount as of June 30, 2017, being the last day of our most recently completed fiscal year.

We may lose our status as an emerging growth company on the last day of our fiscal year during which (i) our annual gross revenue exceeds $1.07 billion or (ii) we issue more than $1.07 billion in non-convertible debt in a three-year period. We will lose our status as an emerging growth company if at any time we are deemed to be a large accelerated filer. We will lose our status as an emerging growth company on the last day of our fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement.

As an emerging growth company under the JOBS Act, we have elected to opt out of the extended transition period for complying with new or revised standards pursuant to Section 107(b) of the Act. The election is irrevocable.

As an emerging growth company, we are exempt from Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Such sections are provided below:

●	Section 404(b) of the Sarbanes-Oxley Act of 2002 requires a public company’s auditor to attest to, and report on, Management’s assessment of its internal controls.

●	Sections 14A(a) and (b) of the Securities and Exchange Act, implemented by Section 951 of the Dodd-Frank Act, require companies to hold shareholder advisory votes on executive compensation and golden parachute compensation.

As long as we qualify as an emerging growth company, we will not be required to comply with the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A (a) and (b) of the Securities Exchange Act of 1934.

16

Recent Corporate Events

Long-term financing efforts continued during the quarter ended September 30, 2017, with principal activities focused on the technical due diligence review (the “technical review”) of the Company’s recently released Elk Creek Feasibility Study by RPM Global USA, Inc. on behalf of a potential debt financing syndicate. The technical review is projected to be completed in the second fiscal quarter of the current fiscal year. The technical review provides an independent analysis and opinion on the technical content of the Elk Creek Feasibility Study, and will be provided to financial institutions expected to form debt and/or equity syndicates that will help finance the Elk Creek Project. In addition, the Company received a reiteration of in-principle eligibility during the quarter for a loan guarantee under the German Government’s UFK program following release of the Elk Creek Feasibility Study. Upon completion of the technical review, the following steps remain in our financing plan:

●	Completion of due diligence on the project’s financial model;

●	Completion of technical and environmental due diligence;

●	Completion of additional independent market reviews for Sc and Nb;

●	Completion of legal due diligence;

●	Additional “road show” style presentations to potential debt and equity providers;

●	Negotiation and execution of specific debt and equity financing assistance, along with necessary regulatory approvals for such financings.

Elk Creek Project Update

On June 30, 2017, we announced the results of the Elk Creek Feasibility Study, and the related technical report was completed and filed in Canada on SEDAR on August 10, 2017. The Elk Creek Project is planned as an underground mining operation using a long-hole stoping mining method and paste backfill, operating with a processing rate of 2,760 tonnes per day. Expected total production over the 32-year mine life includes 143,824 tonnes of payable niobium, 3,237 tonnes of scandium trioxide (Sc2O3), and 359,128 tonnes of titanium dioxide (TiO2). Estimated up-front direct capital costs are $705 million, in addition to indirect costs of $189 million, pre-production capital costs of $85 million, an overall contingency of $109 million, and pre-production net revenue credit of $79 million.

We continued to advance Elk Creek Project-related work during the quarter. Primary activities included:

●	Completed the Elk Creek Feasibility Study written report and subsequent filing on SEDAR, as noted above, as well as completion of the underlying detailed technical report volumes;

●	Completed the preliminary air monitoring activities, positioning us to file an air construction permit with the Nebraska Department of Environmental Quality, which we expect to file by December 31, 2017;

●	Completed step three of the nine-step Army Corps of Engineers Section 408 permitting process, with fieldwork expected to be completed by December 31, 2017;

●	Initiated the competitive process to identify and select engineering, procurement and construction firms; and

●	Continued discussions with drilling companies, energy providers and other related businesses required for initiation of water management, gas pipeline, and construction activities at the Elk Creek Project.

17

Financial and Operating Results

The Company continues to expense all expenditures when incurred, except for equipment, which is capitalized. The Company has no revenues from mining operations. Operating expenses incurred related primarily to performing exploration activities, as well as the activities necessary to support corporate and shareholder duties, and are detailed in the following table.

	For the three months ended September 30,
	2017	2016
Operating expenses:
Employee-related costs	$772	$540
Professional fees	275	333
Exploration expenditures	713	1,970
Other operating expenses	172	137
Total operating expenses	1,932	2,980

Change in financial instrument fair value	23	(296)
Foreign exchange (gain) loss	(237)	33
Interest expense	84	69
Gain (loss) on available for sale securities	11	(11)
Income tax expense	—	—
Net Loss	$1,813	$2,775

Significant items affecting operating expenses are noted below:

Employee related costs increased primarily due to increased share-based compensation costs reflecting the timing of option issuances, as well as the number of options granted and associated fair value calculations.

Professional fees include legal and accounting services. Overall, these fees decreased slightly, reflecting the timing of registration statements filed with the SEC and ongoing compliance efforts.

Exploration expenditures decreased $1.3 million, reflecting the timing of expenditures at the Elk Creek Project as discussed above under “Elk Creek Project Update.” 2017 expenditures primarily related to final wrap-up and issuance of the Elk Creek Feasibility Study, while 2016 costs were primarily directed towards engineering and metallurgical bench and pilot plant testwork in support of our continuing Feasibility Study work.

 Other significant items impacting the change in the Company’s net loss are noted below:

Change in financial instrument fair value represents non-cash changes in the market value of the Lind Partners Asset Management IV, LLC (“Lind”) convertible security (the “Convertible Security”), which is carried at fair value, as well as changes in the market value of the derivative liability component of the Convertible Notes, and the fair market value of warrants issued in connection with the Convertible Security. The 2016 gain primarily represents the impact of declining stock prices and trading volumes on the underlying valuation of the Convertible Security.

Foreign exchange (gain) loss is primarily due to changes in the United States dollar (“USD”) against the Canadian dollar (“C$”), and reflects the timing of foreign currency transactions and subsequent changes in exchange rates. The impact in 2017 primarily relates to the impact of changing foreign currency rates as applied to the USD-denominated convertible debt instruments and related party debt, which are recorded on the Canadian parent company books in Canadian dollars.

18

Liquidity and Capital Resources

We have no revenue generating operations from which we can internally generate funds. To date, our ongoing operations have been financed by the sale of our equity securities by way of private placements, convertible securities issuances, and the exercise of incentive stock options and share purchase warrants. We believe that we will be able to secure additional private placement financings in the future, although we cannot predict the size or pricing of any such financings. In addition, we may raise funds through the sale of interests in our mineral properties, although current market conditions have substantially reduced the number of potential buyers/acquirers of any such interest(s).

As of September 30, 2017, the Company had cash of $0.3 million and a working capital deficit of $3.7 million, compared to cash of $0.2 million and working capital deficit of $5.8 million on June 30, 2017. This change in working capital is the result of cash inflows of C$1.9 million from the July 2017 Private Placement and $0.5 million from the Lind Convertible Security Increase, and the conversion of $1.0 million face value of the Lind Convertible Security. These positive impacts to the working capital deficit were partially offset by operating expenditures during the quarter.

We expect that the Company will operate at a loss for the foreseeable future. The Company’s current planned operational needs are approximately $7.8 million until June 30, 2018. In addition to outstanding accounts payable and short-term liabilities, our average monthly expenditures are approximately $452 per month where approximately $363 is for administrative purposes, including overhead and estimated costs related to securing financing necessary for advancement of the Elk Creek Project. Approximately $89 per month is planned for expenditures relating to the advancement of Elk Creek Project. The Company’s ability to continue operations and fund our current work plan is dependent on Management’s ability to secure additional financing.

The Company anticipates that it may need to raise $7.5 – 8.0 million to continue planned operations for the next twelve months focused on financing the Elk Creek Resources Project. Management is actively pursuing such additional sources of debt and equity financing, and while it has been successful in doing so in the past, there can be no assurance it will be able to do so in the future.

Elk Creek Property lease commitments are $36 until June 30, 2018. To maintain its currently held properties and fund its currently anticipated general and administrative costs and planned exploration and development activities at the Elk Creek Project for the fiscal year ending June 30, 2018, the Company will likely require additional financing during the current fiscal year. Should such financing not be available in that time-frame, we will be required to reduce our activities and will not be able to carry out all our presently planned activities at the Elk Creek Project.

We currently have no further funding commitments or arrangements for additional financing at this time (other than the potential exercise of options and warrants) and there is no assurance that we will be able to obtain additional financing on acceptable terms, if at all. There is significant uncertainty that we will be able to secure any additional financing in the current equity or debt markets. The quantity of funds to be raised and the terms of any proposed equity or debt financing that may be undertaken will be negotiated by Management as opportunities to raise funds arise. Management intends to pursue funding sources of both debt and equity financing, including but not limited to the issuance of equity securities in the form of Common Shares, warrants, subscription receipts, or any combination thereof in units of the Company pursuant to private placements to accredited investors or pursuant to equity lines of credit or public offerings in the form of underwritten/brokered offerings, at-the-market offerings, registered direct offerings, or other forms of equity financing and public or private issuances of debt securities including secured and unsecured convertible debt instruments or secured debt project financing. Management does not currently know the terms pursuant to which such financings may be completed in the future, but any such financings will be negotiated at arms-length. Future financings involving the issuance of equity securities or derivatives thereof will likely be completed at a discount to the then-current market price of the Company’s securities and will likely be dilutive to current shareholders.

19

The audit opinion and notes that accompany our financial statements for the year ended June 30, 2017 disclose a “going concern” qualification and disclosures to our ability to continue in business. The accompanying financial statements have been prepared under the assumption that we will continue as a going concern. We are an exploration stage company and we have incurred losses since our inception. We do not have sufficient cash to fund normal operations and meet debt obligations for the next 12 months without deferring payment on certain current liabilities and raising additional funds. We believe that the going concern condition cannot be removed with confidence until the Company has entered into a business climate where funding of its planned ongoing operating activities is secured.

We have no exposure to any asset-backed commercial paper. Other than cash held by our subsidiaries for their immediate operating needs in Colorado and Nebraska, all of our cash reserves are on deposit with major United States and Canadian chartered banks. We do not believe that the credit, liquidity, or market risks with respect thereto have increased as a result of the current market conditions. However, in order to achieve greater security for the preservation of its capital, we have, of necessity, been required to accept lower rates of interest, which has also lowered our potential interest income.

Operating Activities

During the three months ended September 30, 2017, the Company’s operating activities consumed $1.8 million of cash (2016: $2.2 million). The cash used in operating activities for 2017 reflects the Company’s funding of losses of $1.8 million. Overall, 2017 operational outflows declined from 2016 due to the timing of the work efforts on the Elk Creek Feasibility Study, offset by changes in accounts payable and accrued liabilities. Going forward, the Company’s working capital requirements are expected to increase substantially in connection the development of the Elk Creek Project.

Financing Activities

Financing inflows were $1.6 million in 2017 as compared to $0.1 million in 2016, reflecting the timing of convertible debt instrument and private placement issuances initiated during the comparative periods.

Cash Flow Considerations

The Company has historically relied upon equity financings, and to a lesser degree, debt financings, to satisfy its capital requirements and will continue to depend heavily upon equity capital to finance its activities. The Company may pursue debt financing in the medium term if it is able to procure such financing on terms more favorable than available equity financing; however, there can be no assurance the Company will be able to obtain any required financing in the future on acceptable terms.

The Company has limited financial resources compared to its proposed expenditures, no source of operating income, and no assurance that additional funding will be available to it for current or future projects, although the Company has been successful in the past in financing its activities through the sale of equity securities.

The ability of the Company to arrange additional financing in the future will depend, in part, on the prevailing capital market conditions and its success in developing the Elk Creek Project. Any quoted market for the Company’s shares may be subject to market trends generally, notwithstanding any potential success of the Company in creating revenue, cash flows, or earnings, and any depression of the trading price of the Company’s Common Shares could impact its ability to obtain equity financing on acceptable terms.

Historically, the Company has used net proceeds from issuances of Common Shares to provide sufficient funds to meet its near-term exploration and development plans and other contractual obligations when due. However, further development and construction of the Elk Creek Project will require substantial additional capital resources. This includes near-term funding and, ultimately, funding for Elk Creek Project construction and other costs. See “Liquidity and Capital Resources” above for the Company’s discussion of arrangements related to possible future financing(s).

Contractual Obligations

Other than as described below, there have been no material changes to our contractual obligations discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the heading “Tabular Disclosure of Contractual Obligations” as of June 30, 2017, in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017. During the three-month period ended September 30, 2017, debt obligations decreased $0.9 million due to conversions under the Lind Agreement, partially offset by funds received from the Convertible Security Increase. There were no other substantial changes to contractual obligations.

20

Off Balance Sheet Arrangements

The Company has no off balance sheet arrangements.

Critical Accounting Policies

There have been no material changes in our critical accounting policies discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the heading “Critical Accounting Policies” as of June 30, 2017, in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

Certain U.S. Federal Income Tax Considerations

The Company has been a “passive foreign investment company” (“PFIC”) as defined under Section 1297 of the U.S. Internal Revenue Code of 1986, as amended, in recent years and expects to continue to be a PFIC in the future. Current and prospective United States shareholders should consult their tax advisors as to the tax consequences of PFIC classification and the U.S. federal tax treatment of PFICs. Additional information on this matter is included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, under the heading “Risks Related to the Common Shares.”

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest rate risk

The Company’s exposure to changes in market interest rates, relates primarily to the Company’s earned interest income on cash deposits and short-term investments. The Company maintains a balance between the liquidity of cash assets and the interest rate return thereon. The carrying amount of financial assets, net of any provisions for losses, represents the Company’s maximum exposure to credit risk.

Foreign currency exchange risk

The company incurs expenditures in both U.S. and Canadian dollars. Canadian dollar expenditures are primarily related to metallurgical-related exploration expenses, as well as certain common share-related costs and professional services. As a result, currency exchange fluctuations may impact the costs of our operating activities. To reduce this risk, we maintain sufficient cash balances in Canadian dollars to fund expected near-term expenditures.

Commodity price risk

The Company is exposed to commodity price risk related to the elements associated with the Elk Creek Project. A significant decrease in the global demand for these elements may have a material adverse effect on our business. The Elk Creek Project is not in production, and the Company does not currently hold any commodity derivative positions.

ITEM 4. CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

At the end of the period covered by this quarterly report on Form 10-Q for the three months ended September 30, 2017, an evaluation was carried out under the supervision of and with the participation of our Management, including the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), of the effectiveness of the design and operations of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act). Based on that evaluation, the CEO and the CFO have concluded that, as of the end of the period covered by this quarterly report, our disclosure controls and procedures were effective in ensuring that: (i) information required to be disclosed by us in reports that we file or submit to the SEC under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in applicable rules and forms and (ii) material information required to be disclosed in our reports filed under the Exchange Act is accumulated and communicated to our Management, including our CEO and CFO, as appropriate, to allow for accurate and timely decisions regarding required disclosure.

21

Our Management does not expect that our disclosure controls and procedures will prevent all error and all fraud. The effectiveness of our or any system of disclosure controls and procedures, however well designed and operated, can provide only reasonable assurance that the objectives of the system will be met and is subject to certain limitations, including the exercise of judgment in designing, implementing and evaluating controls and procedures and the assumptions used in identifying the likelihood of future events.

Changes in Internal Control over Financial Reporting

There have been no changes in the Company’s internal control over financial reporting during the three months ended September 30, 2017 that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.

PART II — OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

We know of no material, active, or pending legal proceedings against the Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers, or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

ITEM 1A. RISK FACTORS

There have been no changes to the risk factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

22

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

On August 10, 2017, Lind provided notice to the Company of its election to advance an additional $1.0 million in funding under the Initial Convertible Security pursuant to its right under the Lind Agreement (the “Convertible Security Increase”). On October 31, 2017, in connection with the Convertible Security Increase, the Company issued 308,901 common share purchase warrants of the Company (the “Warrants”) to Lind, with each Warrant entitling the holder to acquire one common share at a price of C$0.62 per share until October 31, 2020. The Warrants were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof based upon representations and warranties of Lind in connection therewith.

On October 10, 2017, the Company issued 762,718 common shares of the Company to Lind upon conversion of US$275 in principal amount of the Company’s outstanding convertible note issued in December of 2015 at a conversion price of C$0.45 per share. The common shares were issued pursuant to Section 3(a)(9) of the Securities Act, in connection with the voluntary conversion of convertible notes and based upon representations and warranties of Lind in connection therewith.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

Pursuant to Section 1503(a) of the Dodd-Frank Act, issuers that are operators, or that have a subsidiary that is an operator, of a coal or other mine in the United States are required to disclose specified information about mine health and safety in their periodic reports. These reporting requirements are based on the safety and health requirements applicable to mines under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”) which is administered by the U.S. Department of Labor’s Mine Safety and Health Administration (“MSHA”). During the three-month period ended September 30, 2017, the Company and its subsidiaries and their properties or operations were not subject to regulation by MSHA under the Mine Act and thus no disclosure is required under Section 1503(a) of the Dodd-Frank Act.

ITEM 5. OTHER INFORMATION

None.

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ITEM 6. EXHIBITS

Exhibit No.	Title

3.1(1)	Notice of Articles dated April 5, 2016
3.2(1)	Articles, as amended, effective as of January 27, 2015
4.1 (2)	Agency Agreement, dated July 26, 2017, between the Company and Mackie Research Capital Corporation
4.2(2)	Form of Subscription Agreement in respect of units of the Company issued in July 2017
4.3(2)	Non-Transferable Broker Warrant Certificate, dated July 26, 2017, in respect of non-transferable broker warrants issued to Mackie Research Capital Corporation
4.4(2)	Warrant Indenture, dated July 26, 2017, between the Company and Computershare Trust Company of Canada
4.5(1)	Convertible Security Funding Agreement between the Company and Lind Asset Management IV, LLC, dated December 14, 2015 (including Form of Warrant)
10.1(3)	Amendment #6 to Lind Agreement, dated August 10, 2017, between the Company and Lind Asset Management IV, LLC
31.1	Certification of Chief Executive Officer pursuant to Exchange Act Rules 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Exchange Act Rules 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS (4)	XBRL Instance Document
101.SCH(4)	XBRL Taxonomy Extension- Schema
101.CAL(4)	XBRL Taxonomy Extension – Calculations
101.DEF(4)	XBRL Taxonomy Extension – Definitions
101.LAB(4)	XBRL Taxonomy Extension – Labels
101.PRE(4)	XBRL Taxonomy Extension – Presentations

(1)	Previously filed as an exhibit to the Company’s Draft Registration Statement on Form S-1 (Registration No. 377-01354) submitted to the SEC on July 26, 2016 and incorporated herein by reference.
(2)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on August 1, 2017 and incorporated herein by reference.
(3)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K (File No. 000-55710) for the fiscal year ended June 30, 2017.
(4)	Submitted Electronically Herewith. Attached as Exhibit 101 to this report are the following formatted in XBRL (Extensible Business Reporting Language): (i) the Condensed Interim Consolidated Balance Sheets at September 30, 2017 and June 30, 2017, (ii) the Condensed Interim Consolidated Statements of Operations and Comprehensive Loss for the Three Months ended September 30, 2017 and 2016, (iii) the Condensed Interim Consolidated Statements of Cash Flows for the Three Months Ended September 30, 2017 and 2016, (iv) the Condensed Interim Consolidated Statements of Changes in Equity for the Three Months Ended September 30, 2017 and the Year ended June 30, 2017 and (v) the Notes to the Condensed Interim Consolidated Financial Statements.

 24

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NIOCORP DEVELOPMENTS LTD.

(Registrant)

By:	/s/ Mark A. Smith
Mark A. Smith
Chief Executive Officer
(Principal Executive Officer)

Date: November 9, 2017

By:	/s/ Neal Shah
Neal Shah
Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: November 9, 2017

25

EXHIBIT 31.1

CERTIFICATION

I, Mark Smith, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of NioCorp Developments Ltd.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 9, 2017	By:	/s/ Mark A. Smith
Mark A. Smith
Chief Executive Officer (Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION

I, Neal Shah, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of NioCorp Developments Ltd.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 9, 2017	By:	/s/ Neal Shah
Neal Shah
Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of NioCorp Developments Ltd. (the "Company"), for the period ended September 30, 2017, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Mark Smith, Chief Executive Officer of the Company, hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company.

Date: November 9, 2017	By:	/s/ Mark A. Smith
Mark A. Smith
Chief Executive Officer (Principal Executive Officer)

EXHIBIT 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of NioCorp Developments Ltd. (the "Company"), for the period ended September 30, 2017, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Neal Shah, Chief Financial Officer of the Company, hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company.

Date: November 9, 2017	By:	/s/ Neal Shah
Neal Shah
Chief Financial Officer (Principal Financial and Accounting Officer)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2017

NioCorp Developments Ltd.
(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation)	000-55710 (Commission File Number)	98-1262185 (IRS Employer Identification No.)

7000 South Yosemite Street, Suite 115 Centennial, Colorado (Address of principal executive offices)	80112 (Zip Code)

Registrant’s telephone number, including area code: (720) 639-4647

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2017, NioCorp Developments Ltd (“The Company”) held its 2017 Annual Meeting of Shareholders (“Annual Meeting”) at which the shareholders considered and approved the Company’s Long-Term Incentive Plan (the “2017 Plan”).

The 2017 Plan became effective upon such shareholder approval. Under the 2017 Plan, the Board may in its discretion from time to time grant stock options, share units (in the form of restricted share units (“RSUs”) and performance share units (“PSUs”)) and dividend equivalents to directors, employees and certain other service providers (as further described in the 2017 Plan) of the Company and affiliated entities selected by the Board. Subject to adjustment as provided in the 2017 Plan, the aggregate number of common shares of the Company (“Common Shares”) that may be reserved for issuance to participants under the 2017 Plan, together with all other security based compensation arrangements of the Company, including with respect to stock options outstanding under the Company’s 2016 Incentive Stock Option Plan, may not exceed 10% of the issued and outstanding Common Shares from time to time, and the Common Shares reserved for issuance upon settlement of share units shall not exceed 5% of the issued and outstanding Common Shares from time to time. Further, the aggregate number of Common Shares reserved for issuance to any one participant under the 2017 Plan, together with all other security based compensation arrangements of the Company, must not exceed 5% of the aggregate issued and outstanding Common Shares (on a non-diluted basis). The maximum number of Common Shares (1) issued to insiders (for purposes of the Toronto Stock Exchange Company Manual) within any one-year period and (2) issuable to insiders at any time, under the 2017 Plan, or when combined with the Company’s other security based compensation arrangements, will not exceed 10% of the number of the aggregate issued and outstanding Common Shares.

Under the 2017 Plan, stock options and share units granted to non-employee directors, together with all other equity awards granted to non-employee directors under any other security based compensation arrangement, are limited to an annual equity award value of C$150,000 per non-employee director. The total value of stock options issuable to a non-employee director in a one-year period is limited to C$100,000. Further, and subject to the adjustment provisions of the 2017 Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of stock options intended to qualify as “incentive stock options” under Section 422 of the United States Internal Revenue Code will not exceed 20,451,895 Common Shares.

The Board will generally be able to amend the 2017 Plan, subject to shareholder approval in certain circumstances as further described in the 2017 Plan.

The foregoing description of the 2017 Plan is not complete and is in all respects qualified in its entirety by the actual provisions of the 2017 Plan, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held the Annual Meeting on November 9, 2017. As of the record date for the Annual Meeting, there were 204,518,956 common shares issued and outstanding and entitled to vote, of which 67,591,080 common shares were present by proxy or in person at the Annual Meeting. The final results for each of the matters submitted to a vote of shareholders at the Annual Meeting are as follows:

Proposal One – To Set The Number of Directors For The Ensuing Year At Six.

For:	29,349,671 shares

Against:	47,050 shares

Abstain:	179,905 shares

Broker non-votes: 0

Proposal Two – Election of Directors.

Nominee	Votes FOR	Votes WITHHELD	Broker Non-Votes

Mark A. Smith	29,300,806	275,820	0
Joseph A. Carrabba	29,444,828	131,798	0
David C. Beling	29,444,628	131,998	0
Michael Morris	29,444,128	132,498	0
Anna Castner-Wightman	29,440,928	135,698	0
Nilsa Guerrero-Mahon	29,431,141	145,485	0

Proposal Three – Appointment and Compensation of Auditors.

For:	67,351,399 shares

Withhold:	239,681 shares

Broker non-votes: 0

Proposal Four – Approval of the 2017 Plan

For:	28,569,647 shares

Against:	777,406 shares

Withhold:	229,573 shares

Broker non-votes: 0

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	NioCorp Developments Ltd. Long Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIOCORP DEVELOPMENTS LTD.

DATE: November 13, 2017	By:	/s/ Neal Shah
Neal Shah Chief Financial Officer

Exhibit 10.1

NIOCORP DEVELOPMENTS LTD.

LONG TERM Incentive PLAN

Approved by the Board of Directors on September 29, 2017 and by Shareholders on November 9, 2017

PART I – GENERAL PROVISIONS

1.	PREAMBLE AND DEFINITIONS

1.1	Title.

The Plan described in this document shall be called the “NioCorp Developments Ltd. Long Term Incentive Plan”.

1.2	Purpose of the Plan.

1.2.1	The purposes of the Plan are:

(a)	to promote a further alignment of interests between officers, employees and other eligible service providers and the shareholders of the Corporation;

(b)	to potentially associate a portion of the compensation payable to officers, employees and other eligible service providers with the returns achieved by shareholders of the Corporation; and

(c)	to help attract and retain officers, employees and other eligible service providers with the knowledge, experience and expertise required by the Corporation.

1.2.2	The Plan shall serve as the successor to the Corporation’s 2016 Incentive Stock Option Plan approved by shareholders on February 23, 2016 (the “Prior Plan”), and no further awards shall be made under the Prior Plan on and after the effective date of the Plan. All outstanding awards under the Prior Plan immediately prior to the effective date of the Plan shall be included in the maximum number of Shares and other limitations set forth in Section 4 herein. However, each such award shall continue to be governed solely by the terms and conditions of the instrument evidencing such grant and the Prior Plan, and no provision of this Plan shall affect or otherwise modify the rights or obligations of holders of such awards.

1.3	Definitions.

1.3.1	“Affiliate(s)” shall mean a Parent or Subsidiary of the Corporation.

1.3.2	“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules.

1.3.3	“Beneficiary” means, subject to Applicable Law, an individual who has been designated by a Participant, in such form and manner as the Board may determine, to receive benefits payable under the Plan upon the death of the Participant, or, where no such designation is validly in effect at the time of death, the Participant’s legal representative.

1.3.4	“Blackout Period” means a period of time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any holder of a Grant.

1.3.5	“Board” means the Board of Directors of the Corporation.

1.3.6	“Cause” means, except as otherwise provided in an applicable Grant Agreement:

(a)	subject to (b) below, “just cause” or “cause” for Termination by the Corporation or an Affiliate as determined under Applicable Law;

(b)	where a Participant has a written employment agreement with the Corporation or an Affiliate, “Cause” as defined in such employment agreement, if applicable; or

(c)	where a Participant provides services as an independent contractor pursuant to a contract for services with the Corporation or an Affiliate, any material breach of such contract.

1.3.7	“Change in Control” means, except as otherwise provided in an applicable Grant Agreement:

(a)	a successful “take-over bid” (as defined in the Securities Act (British Columbia), as amended, or any successor legislation thereto) pursuant to which the “offeror” acquires beneficial ownership of securities of the Corporation which, directly or following conversion or exercise thereof, would entitle the holder thereof, together with persons acting jointly or in concert with the holder thereof, to cast more than fifty percent (50%) of the votes attaching to all securities of the Corporation which may be cast to elect directors of the Corporation, other than the acquisition of beneficial ownership of additional securities of the Corporation by any person who, together with persons acting jointly or in concert with such person, was entitled prior to such “take-over bid”, directly or following conversion or exercise securities of the Corporation, to cast more than fifty percent (50%) of the votes attaching to all securities of the Corporation which may be cast to elect directors of the Corporation;

(b)	the issuance to, or acquisition by, any person, or group of persons acting jointly or in concert, directly or indirectly, including through an arrangement or other form of reorganization, of beneficial ownership of securities of the Corporation which, directly or following conversion or exercise thereof, would entitle the holder thereof to cast more than fifty percent (50%) of the votes attaching to all securities of the Corporation which may be cast to elect directors of the Corporation, other than the issuance of securities of the Corporation to, or acquisition of securities of the Corporation by, any person who, together with persons acting jointly or in concert with such person, was entitled prior to such issuance or acquisition, directly or following conversion or exercise securities of the Corporation, to cast more than fifty percent (50%) of the votes attaching to all securities of the Corporation which may be cast to elect directors of the Corporation;

(c)	individuals who, as of a Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Grant Date, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for Director, without objection to such nomination) will be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Directors then comprising the Board;

(d)	an arrangement, amalgamation, merger or other form of reorganization of the Corporation where the holders of the outstanding voting securities or interests of the Corporation immediately prior to the completion of the arrangement, amalgamation, merger or reorganization will hold fifty percent (50%) or less of the votes attaching to all outstanding voting securities or interests of the continuing entity upon completion of the arrangement, amalgamation, merger or reorganization;

(e)	the sale of all or substantially all of the assets of the Corporation; or

(f)	the liquidation, winding-up or dissolution of the Corporation.

1.3.8	“Code” or “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.

1.3.9	“Corporation” means NioCorp Developments Ltd., and includes any successor corporation or entity thereto.

1.3.10	“Director” means a director of the Corporation from time to time.

1.3.11	“Disability” means, except as otherwise provided in an applicable Grant Agreement:

(a)	subject to (b) below, a Participant’s physical or mental incapacity that prevents him/her from substantially fulfilling his or her duties and responsibilities on behalf of the Corporation or, if applicable, an Affiliate, as determined by the Board and, in the case of a Participant who is an employee of the Corporation or an Affiliate, in respect of which the Participant commences receiving, or is eligible to receive, disability benefits under the Corporation’s or Affiliate’s long-term disability plan; or

(b)	where a Participant has a written employment agreement with the Corporation or an Affiliate, “Disability” as defined in such employment agreement, if applicable.

1.3.12	“Disability Date” means, in relation to a Participant, that date determined by the Board to be the date on which the Participant experienced a Disability.

1.3.13	“Eligible Person” means a Director or an individual Employed by the Corporation or any Affiliate, including a Service Provider, who, by the nature of his or her position or job is, in the opinion of the Board, in a position to contribute to the success of the Corporation provided, however, that only persons who meet the definition of “employees” under Code Section 3401(c) shall be eligible to receive Incentive Stock Options.

1.3.14	“Employed” means, with respect to a Participant, that:

(a)	the Participant is rendering services to the Corporation or an Affiliate (excluding services as a Director) including as a Service Provider (referred to in Section 1.3.40 as “active Employment”); or

(b)	the Participant is not actively rendering services to the Corporation or an Affiliate due to an approved leave of absence, maternity or parental leave or leave on account of Disability.

For greater certainty, a Participant shall not be considered to be Employed on a Vesting Date if, prior to such Vesting Date, such Participant received a payment in lieu of notice of termination of employment, whether under a contract of employment, as damages or otherwise.

and “Employment’ has the corresponding meaning.

1.3.15	“Exercise Price” means, with respect to an Option, the price payable by a Participant to purchase one Share on exercise of such Option, which (except as otherwise provided in Section 9.2) shall not be less than one hundred percent (100%) of the Market Price on the Grant Date of the Option covering such Share, subject to adjustment pursuant to Section 5.

1.3.16	“Form S-8” means a Form S-8 Registration Statement under the United States Securities Act of 1933.

1.3.17	“Good Reason” means, except as otherwise provided in an applicable Grant Agreement, the occurrence of any one or more of the following without a Participant’s written consent:

(a)	a material change in the Participant’s position or duties, responsibilities, titles or offices in effect immediately prior to a Change in Control, which includes any removal of the Participant from or any failure to re-elect or re-appoint the Participant to any such position or office;

(b)	a reduction in the Participant’s overall annual compensation for services provided to the Corporation or an Affiliate in the cumulative amount of 5% or more within a 12-month period;

(c)	any change to the terms or conditions of the employment of the Participant that would constitute “constructive dismissal” as that term is defined at common law which the Corporation or an Affiliate, as the case may be, fails to remedy within thirty (30) days of receiving written notice from the Participant of any such change; or

(d)	the Corporation or an Affiliate relocating the Participant to any place other than the location at which the Participant reported for work on a regular basis immediately prior to a Change in Control or a place within 15 kilometres of that location.

1.3.18	“Grant” means a grant or right granted under the Plan consisting of one or more Options, RSUs or PSUs.

1.3.19	“Grant Agreement” means an agreement between the Corporation and a Participant or other instrument or document evidencing a Grant and setting out the terms under which such Grant is made, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan. A Grant Agreement may be in an electronic medium and may be limited to a notation on the books and records of the Corporation. Unless otherwise determined by the Board, a Grant Agreement does not need to be signed by a representative of the Corporation or a Participant, provided the Participant’s agreement is expressly acknowledged.

1.3.20	“Grant Date” means the effective date of a Grant (which date will not be earlier than the date on which the Board takes action with respect thereto).

1.3.21	“Grant Value” is as defined in Section 12.

1.3.22	“Incentive Stock Option” means an Option that is intended to qualify as an “incentive stock option” under Code Section 422 or any successor provision.

1.3.23	“Insider” means an insider of the Corporation as defined in the rules of the Toronto Stock Exchange Company Manual for the purpose of security based compensation arrangements.

1.3.24	“Market Price” means, with respect to any particular date:

(a)	if the Shares are listed on only one Stock Exchange, the closing price per Share on such Stock Exchange on the Trading Day immediately preceding such date;

(b)	if the Shares are listed on more than one Stock Exchange, the “Market Price” as determined in accordance with paragraph (a) above for the primary Stock Exchange on which the greatest volume of trading of the Shares occurred during the immediately preceding twenty (20) Trading Days; and

(c)	if the Shares are not listed for trading on a Stock Exchange, a price which is determined by the Board in good faith to be the fair market value of the Shares.

1.3.25	“Option” means an option to purchase a Share granted by the Board to an Eligible Person in accordance with Section 3 and Section 9.1.

1.3.26	“Parent” means any parent corporation of the Corporation within the meaning of Code Section 424(e), or any successor provision.

1.3.27	“Participant” means an Eligible Person to whom a Grant is made and which Grant or a portion thereof remains outstanding.

1.3.28	“Performance Conditions” means such financial, personal, operational, transaction-based or other performance criteria as may be determined by the Board in respect of a Grant to any Participant or Participants and set out in a Grant Agreement. Performance Conditions may apply to an individual Participant or to the Corporation, an Affiliate, the Corporation and its Affiliates as a whole, a business unit of the Corporation or group comprised of the Corporation and some Affiliates or a group of Affiliates, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified performance period, on an absolute basis or relative to a pre-established target or milestone, to previous years’ results or to a designated comparator group or index, or otherwise, provided that the performance period for measurement or achievement of any such performance criteria (or incremental element thereof) shall in all events exceed one year. When establishing Performance Conditions, the Board may exclude any or all “extraordinary items” as determined under applicable accounting standards. The Board may provide that Performance Conditions will be adjusted to reflect events occurring during the performance period that affect the applicable Performance Condition.

1.3.29	“Performance Period” means, with respect to PSUs, the period specified by the Board for achievement of any applicable Performance Conditions as a condition to Vesting.

1.3.30	“Plan” means this NioCorp Developments Ltd. Long Term Incentive Plan, including any schedules or appendices hereto, as may be amended from time to time.

1.3.31	“Performance Share Unit” or “PSU” means a right granted to an Eligible Person in accordance with Section 3 and Section 13.1 to receive a Share or the Market Price, as determined by the Board, that generally becomes Vested, if at all, subject to the attainment of certain Performance Conditions and satisfaction of such other conditions to Vesting, if any, as may be determined by the Board.

1.3.32	“Restricted Share Unit” or “RSU” means a right granted to an Eligible Person in accordance with Section 3 and Section 13.1 to receive a Share or the Market Price, as determined by the Board, that generally becomes Vested, if at all, following a period of continuous Employment or service of the Participant.

1.3.33	“Restrictive Covenant” means any obligation of a Participant to the Corporation or an Affiliate to (A) maintain the confidentiality of information relating to the Corporation or the Affiliate and/or its business, (B) not engage in employment or business activities that compete with the business of the Corporation or the Affiliate, (C) not solicit employees or other service providers, customers and/or suppliers of the Corporation or the Affiliate, whether during or after employment with the Corporation or Affiliate, and whether such obligation is set out in a Grant Agreement issued under the Plan or other agreement between the Participant and the Corporation or Affiliate, including, without limitation, an employment agreement, or otherwise.

1.3.34	“Service Provider” means a person, other than an employee, officer or director of the Corporation or an Affiliate, that:

(a)	satisfies the Form S-8 definition of “employee”;

(b)	is engaged to provide, on a bona fide basis, for an initial, renewable or extended period of twelve (12) months or more, services to the Corporation or an Affiliate, other than services provided in relation to a distribution of securities;

(c)	provides the services under a written contract between the Corporation or an Affiliate and the person or company; and

(d)	in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate.

1.3.35	“Share” means a common share of the Corporation or, in the event of an adjustment contemplated by Section 5.1, such other security to which a Participant may be entitled upon the exercise or settlement of a Grant as a result of such adjustment.

1.3.36	“Share Unit” means either an RSU or a PSU, as the context requires.

1.3.37	“Stock Exchange” means the Toronto Stock Exchange and such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.

1.3.38	“Stock Exchange Rules” means the applicable rules of any Stock Exchange upon which Shares of the Corporation are listed.

1.3.39	“Subsidiary” means, any subsidiary corporation of the Corporation within the meaning of Code Section 424(f), or any successor provision.

1.3.40	“Termination” means, except as otherwise provided in an applicable Grant Agreement, (i) in the case of a Director, the cessation of such Director acting as same, which shall occur on the date such Director ceases to be a Director, (ii) in the case of all Participants Employed by the Corporation or an Affiliate, the termination of a Participant’s active Employment with the Corporation or an Affiliate (other than in connection with the Participant’s transfer to Employment with the Corporation or another Affiliate), which shall occur on the earlier of the date on which the Participant ceases to render services to the Corporation or Affiliate, as applicable, and the date on which the Corporation or an Affiliate, as applicable, delivers notice of the termination of the Participant’s employment or contract for services, whether such termination is lawful or otherwise, without giving effect to any period of notice or compensation in lieu of notice (except as expressly required by applicable employment standards legislation), but, for greater certainty, a Participant’s absence from active work during a period of vacation, temporary illness, authorized leave of absence, maternity or parental leave or leave on account of Disability shall not be considered to be a “Termination”, and (iii) in the case of a Participant who does not return to active Employment with the Corporation or an Affiliate immediately following a period of absence due to vacation, temporary illness, authorized leave of absence, maternity or parental leave or leave on account of Disability, such cessation shall be deemed to occur on the last day of such period of absence, and “Terminated” and “Terminates” shall be construed accordingly.

1.3.41	“Time Vesting” means any conditions relating to the passage of time or continued service with the Corporation or an Affiliate for a period of time in respect of a Grant, as may be determined by the Board.

1.3.42	“Trading Day” means a day on which the Stock Exchange is open for trading and on which the Shares actually traded.

1.3.43	“US Taxpayer” means an individual who is subject to tax under the Code in respect of any amounts payable or Shares deliverable under this Plan.

1.3.44	“Vested” means, with respect to any Option or Share Unit, that the applicable conditions with respect to Time Vesting, achievement of Performance Conditions and/or any other conditions established by the Board have been satisfied or, to the extent permitted under the Plan, waived, whether or not the Participant’s rights with respect to such Grant may be conditioned upon prior or subsequent compliance with any Restrictive Covenants (and any applicable derivative term shall be construed accordingly).

1.3.45	“Vesting Date” means the date on which the applicable Time Vesting, Performance Conditions and/or any other conditions for an Option or Share Unit becoming Vested are met, deemed to have been met or waived as contemplated in Section 1.3.44.

2.	CONSTRUCTION AND INTERPRETATION

2.1	Gender, Singular, Plural.

In the Plan, references to the masculine include the feminine, and references to the singular shall include the plural and vice versa, as the context shall require.

2.2	Severability.

If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.3	Headings, Sections and Parts.

Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable. The Plan is divided into three Parts. Part I contains provisions of general application to all Grants; Part II applies specifically to Options; and Part III applies specifically to Share Units.

3.	ADMINISTRATION

3.1	Administration by the Board.

The Plan shall be administered by the Board in accordance with its terms and subject to Applicable Law. Subject to and consistent with the terms of the Plan, in addition to any authority of the Board specified under any other terms of the Plan, the Board shall have full and complete discretionary authority to:

(a)	interpret the Plan and Grant Agreements;

(b)	prescribe, amend and rescind such rules and regulations and make all determinations necessary or desirable for the administration and interpretation of the Plan and instruments of grant evidencing Grants;

(c)	determine those Eligible Persons who may receive Grants as Participants, grant one or more Grants to such Participants and approve or authorize the applicable form and terms of the related Grant Agreements;

(d)	determine the terms and conditions of Grants granted to any Participant, including, without limitation, as applicable (i) Grant Value and the number of Shares subject to a Grant, (ii) the Exercise Price for Shares subject to a Grant, (iii) the conditions to the Vesting of a Grant or any portion thereof, including, as applicable, the period for achievement of any applicable Performance Conditions as a condition to Vesting and conditions pertaining to compliance with Restrictive Covenants, and the conditions, if any, upon which Vesting of any Grant or any portion thereof will be waived or accelerated without any further action by the Board, (iv) the circumstances upon which a Grant or any portion thereof shall be forfeited or cancelled or expire, including in connection with the breach by a Participant of any Restrictive Covenant, (v) the consequences of a Termination with respect to a Grant, (vi) the manner of exercise or settlement of the Vested portion of a Grant, and (vii) whether, and the terms upon which, any Shares delivered upon exercise or settlement of a Grant must be held by a Participant for any specified period of time;

(e)	determine whether, and the extent to which, any Performance Conditions or other conditions applicable to the Vesting of a Grant have been satisfied or, to the extent permitted by Code Section 409A (to the extent applicable), shall be waived or modified;

(f)	make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence or disability of any Participant. Without limiting the generality of the foregoing, the Board shall be entitled to determine:

(i)       whether or not any such leave of absence shall constitute a Termination within the meaning of the Plan;

(ii)       the impact, if any, of any such leave of absence on Grants issued under the Plan made to any Participant who takes such leave of absence (including, without limitation, whether or not such leave of absence shall cause any Grants to expire and the impact upon the time or times such Grants shall be exercisable); and

provided that, with respect to Options that are intended to be Incentive Stock Options, the treatment of any such leave of absence shall comply with Code Section 422 and the regulations issued thereunder;

(g)	amend the terms of any Grant Agreement or other documents evidencing Grants; and

(h)	determine whether, and the extent to which, adjustments shall be made pursuant to Section 5 and the terms of such adjustments.

3.2	All determinations, interpretations, rules, regulations, or other acts of the Board respecting the Plan or any Grant shall be made in its sole discretion and shall be conclusively binding upon all persons.

3.3	The Board may prescribe terms for Grant Agreements in respect of Eligible Persons who are subject to the laws of a jurisdiction other than Canada in connection with their participation in the Plan that are different than the terms of the Grant Agreements for Eligible Persons who are subject to the laws of Canada in connection with their participation in the Plan, and/or deviate from the terms of the Plan set out herein, for purposes of compliance with Applicable Law in such other jurisdiction or where, in the Board’s opinion, such terms or deviations are necessary or desirable to obtain more advantageous treatment for the Corporation, an Affiliate or the Eligible Person in respect of the Plan under the Applicable Law of the other jurisdiction.

Notwithstanding the foregoing, the terms of any Grant Agreement authorized pursuant to this Section 3.3 shall be consistent with the Plan having regard to the Applicable Law of the jurisdiction in which such Grant Agreement is applicable and in no event shall contravene the Applicable Law of Canada.

3.4	The Board may, in its discretion, subject to Applicable Law, delegate its powers, rights and duties under the Plan, in whole or in part, to a committee of the Board, or to a person or persons, as it may determine, from time to time, on terms and conditions as it may determine, except that the Board shall not, and shall not be permitted to delegate any such powers, rights or duties with respect to the grant, amendment, administration or settlement of any Grant to the extent delegation is not consistent with Applicable Law and any such purported delegation or action shall not be given effect, and provided that the composition of the committee of the Board, person or persons, as the case may be, shall comply with Applicable Law. In addition, provided it complies with the foregoing, the Board may appoint or engage a trustee, custodian or administrator to administer or implement the Plan or any aspect of it.

3.5	In addition, the Board is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this plan is intended or may be deemed to constitute a limitation on the authority of the Board.

4.	SHARE RESERVE

4.1	Subject to Section 4.4 and any adjustment pursuant to Section 5.1, the aggregate number of Shares reserved for issuance to Participants under the Plan, together with all other security based compensation arrangements of the Corporation, shall not exceed the number which represents ten percent (10%) of the issued and outstanding Shares from time to time; provided that in no event shall Shares reserved for issuance upon the settlement of Share Units exceed five percent (5%) of the issued and outstanding Shares from time to time.

4.2	The aggregate number of Shares reserved for issuance to any one Participant under the Plan, together with all other security based compensation arrangements of the Corporation, must not exceed five percent (5%) of the aggregate issued and outstanding Shares (on a non-diluted basis).

4.3	The maximum number of Shares of the Corporation

(a)	issued to Insiders within any one-year period, and

(b)	issuable to Insiders, at any time,

under the Plan, or when combined with all of the Corporation’s other security based compensation arrangements, shall not exceed ten percent (10%) of the number of the aggregate issued and outstanding Shares.

4.4	At any given time, the number of Options and Share Units granted to non-employee Directors under the Plan, in combination with all other equity awards granted to non-employee Directors under any other security based compensation arrangement, shall be limited to an annual equity award value (based on grant date fair value as determined by the Board) of C$150,000 per non-employee Director, provided that the total value (based on grant date fair value as determined by the Board) of Options issuable to any one non-employee Director in any one year period shall not exceed C$100,000.

4.5	For purposes of computing the total number of Shares available for grant under the Plan or any other security based compensation arrangement of the Corporation, Shares subject to any Grant (or any portion thereof) that are issued upon exercise or settlement, forfeited, surrendered, cancelled, unearned or otherwise terminated shall again be available for grant under the Plan.

5.	Alteration of Capital And Change In Control

5.1	Notwithstanding any other provision of the Plan, and subject to Applicable Law, in the event of any change in or impact to the Shares by reason of any dividend (other than dividends in the ordinary course), split, recapitalization, reclassification, amalgamation, arrangement, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, combination or exchange of Shares or distribution of rights to holders of Shares or any other relevant changes to or impact to the authorized or issued capital of the Corporation, if the Board shall determine that an equitable adjustment should be made, such adjustment shall, subject to Applicable Law, be made by the Board to (i) the number of Shares subject to the Plan; (ii) the securities into which the Shares are changed or are convertible or exchangeable; (iii) any Options then outstanding; (iv) the Exercise Price in respect of such Options; (v) the number of Share Units outstanding under the Plan; and/or (vi) other award terms, and any such adjustment shall be conclusive and binding for all purposes of the Plan; provided, however, that any such adjustment to the number specified in Section 9.7(f) of this Plan will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Board may provide in substitution for any or all outstanding Grants under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Code Section 409A (if applicable). In addition, for each Option with an Exercise Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Board may in its discretion elect to cancel such Option without any payment to the person holding such Option.

5.2	Nothing in the Plan shall require the Corporation to issue fractional Shares in satisfaction of its obligations under the Plan. Any fractional interest in a Share that would, except for the provisions of this Section 5.2, be deliverable upon the exercise of any Grant shall be cancelled and not deliverable by the Corporation.

5.3	In the event of a Change in Control prior to the Vesting of a Grant, and subject to the terms of a Participant’s written employment agreement or contract for services with the Corporation or an Affiliate, notwithstanding the conditions as to vesting of Options and Share Units contained in any individual Grant Agreement, if at any time within one year from the date of a Change in Control: (i) a Participant’s relationship with the Corporation is terminated by the Corporation other than for Cause or (ii) a Participant resigns for Good Reason, all outstanding Options and Share Units, as applicable, held by such Participant shall become Vested as of the date of such Participant’s termination or resignation for Good Reason and the Corporation shall issue Shares to such Participants with respect to such Vested Options and Vested Share Units, as applicable, in accordance with the provisions herein; provided that in the event that any Share Units are subject to Performance Conditions, then the vesting of such Share Units shall accelerate only to the extent that such Performance Conditions have been satisfied and further provided that if a Performance Condition is, in the Board’s discretion, capable of being partially performed, then vesting shall be accelerated on a pro rata basis to reflect the degree to which the Performance Condition has been satisfied, as determined by the Board.

6.	clawback

6.1	Clawback.

It is a condition of each Grant that if:

(i)       The Participant fails to comply with any applicable Restrictive Covenant;

(ii)      the Participant is terminated for Cause, or the Board reasonably determines after employment termination that the Participant’s employment could have been terminated for Cause;

(iii)     the Board reasonably determines that the Participant engaged in conduct that causes material financial or reputational harm to the Corporation or its Affiliates, or engaged in gross negligence, willful misconduct or fraud in respect of the performance of the Participant’s duties for the Corporation or an Affiliate of the Corporation; or

(iv)     the Corporation’s financial statements (the “Original Statements”) are required to be restated (other than solely as a result of a change in accounting policy by the Corporation or under International Financial Reporting Standards applicable to the Corporation) and such restated financial statements (the “Restated Statements”) disclose, in the opinion of the Board acting reasonably, materially worse financial results than those contained in the Original Statements, then the Board may, in its sole discretion, to the full extent permitted by governing law and to the extent it determines that such action is in the best interest of the Corporation, and in addition to any other rights that the Corporation or an Affiliate may have at law or under any agreement, take any or all of the following actions, as applicable:

(a)	reduce the number or value of, or cancel and terminate, any one or more unvested Grants of Options or Share Units on or prior to the applicable maturity or Vesting Dates, or cancel or terminate any outstanding Grants which have Vested in the twelve (12) months prior to (x) the date on which the Participant fails to comply with a Restrictive Covenant, (y) the date on which the Participant’s employment is terminated for Cause or the Board makes a determination under paragraph (ii) or (iii) above, or (z) the date on which the Board determines that the Corporation’s Original Statements are required to be restated, in the event paragraph (iv) above applies (each such date provided for in clause (x), (y) and (z) of this paragraph (a) being a “Relevant Equity Recoupment Date”); and/or

(b)	require payment to the Corporation of the value of any Shares of the Corporation acquired by the Participant pursuant to a Grant in the twelve (12) months prior to a Relevant Equity Recoupment Date (less any amount paid by the Participant to acquire such Shares and less the amount of tax withheld pursuant to the Income Tax Act (Canada) or other relevant taxing authority in respect of such Shares).

6.2	Other Recoupment.

Notwithstanding anything in this Plan to the contrary, any Grant Agreement may also provide for the cancellation or forfeiture of a Grant or the forfeiture and repayment to the Corporation of any gain related to a Grant, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Board or under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated by the United States Securities and Exchange Commission or any Stock Exchange.

7.	MISCELLANEOUS

7.1	Compliance with Laws and Policies.

The Corporation’s obligation to make any payments or deliver (or cause to be delivered) any Shares hereunder is subject to compliance with Applicable Law. Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Participant in connection with the Plan including, without limitation, furnishing to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law.

7.2	Withholdings.

So as to ensure that the Corporation or an Affiliate, as applicable, will be able to comply with the applicable obligations under any federal, provincial, state or local law relating to the withholding of tax or other required deductions, the Corporation or the Affiliate shall withhold or cause to be withheld from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary to permit the Corporation or the Affiliate, as applicable, to so comply. Subject to Applicable Law, the Corporation and any Affiliate may also satisfy any liability for any such withholding obligations, on such terms and conditions as the Board may determine in its sole discretion, by (a) requiring such Participant to sell any Shares and retaining any amount payable which would otherwise be provided or paid to such Participant in connection with any such sale, or (b) requiring, as a condition to the delivery of Shares hereunder, that such Participant make such arrangements as the Board may require so that the Corporation and its Affiliates can satisfy such withholding obligations, including requiring such Participant to remit an amount to the Corporation or an Affiliate in advance, or reimburse the Corporation or any Affiliate for, any such withholding obligations.

7.3	No Right to Continued Employment.

Nothing in the Plan or in any Grant Agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ or service of the Corporation or any Affiliate, to be entitled to any remuneration or benefits not set forth in the Plan or a Grant Agreement or to interfere with or limit in any way the right of the Corporation or any Affiliate to terminate Participant’s employment or service arrangement with the Corporation or any Affiliate.

7.4	No Additional Rights.

Neither the designation of an individual as a Participant nor the Grant of any Options or Share Units to any Participant entitles any person to the Grant, or any additional Grant, as the case may be, of any Options or Share Units. For greater certainty, the Board’s decision to approve a Grant in any period shall not require the Board to approve a Grant to any Participant in any other period; nor shall the Board’s decision with respect to the size or terms and conditions of a Grant in any period require it to approve a Grant of the same or similar size or with the same or similar terms and conditions to any Participant in any other period. The Board shall not be precluded from approving a Grant to any Participant solely because such Participant may have previously received a Grant under this Plan or any other similar compensation arrangement of the Corporation or an Affiliate. No Eligible Person has any claim or right to receive a Grant except as may be provided in a written employment or services agreement between an Eligible Person and the Corporation or an Affiliate.

7.5	Amendment, Termination.

Subject to Applicable Law, the Plan and any Grant made pursuant to the Plan may be amended, modified or terminated by the Board without approval of shareholders, provided that no amendment to the Plan or Grants made pursuant to the Plan may be made without the consent of a Participant if it adversely alters or impairs the rights of the Participant in respect of any Grant previously granted to such Participant under the Plan, except that Participant consent shall not be required where the amendment is required for purposes of compliance with Applicable Law. For greater certainty, the Plan may not be amended without shareholder approval to do any of the following:

(a)	increase the maximum number of Shares issuable pursuant to the Plan and as set out in Section 4.1 (it being understood that this Section 7.5(a) will not be construed to prohibit the adjustments provided for in Section 5 of this Plan);

(b)	reduce the Exercise Price of an outstanding Option, including a cancellation of a Grant of an Option and re-grant within three (3) months of an Option in conjunction therewith constituting a reduction of the Exercise Price of the Option or substitution of an Option with cash or other awards the terms of which are more favorable to the Participant (it being understood that this Section 7.5(b) will not be construed to prohibit the adjustments provided for in Section 5 of this Plan);

(c)	extend the maximum term of any Grant made under the Plan;

(d)	amend the assignment provisions contained in Section 7.11 or Section 11;

(e)	expand the categories of individuals contained in the definition of “Eligible Person” who are eligible to participate in the Plan;

(f)	amend the number of Options or Share Units which may be granted to non-employee Directors as set out in Section 4.4;

(g)	increase the number of Shares that may be issued or issuable to Insiders above the restriction or deleting the restriction on the number of Shares that may be issued or issuable to Insiders contained in Section 4.3;

(h)	include other types of equity compensation involving the issuance of Shares under the Plan;

(i)	cause Incentive Stock Options to fail to meet the requirements of Code Section 422; or

(j)	amend this Section 7.5 to amend or delete any of (a) through (i) above or grant additional powers to the Board to amend the Plan or entitlements without shareholder approval.

For greater certainty and without limiting the foregoing, shareholder approval shall not be required for the following amendments and the Board may make the following changes without shareholder approval, subject to any regulatory approvals including, where required, the approval of any Stock Exchange:

(k)	amendments of a “housekeeping” nature;

(l)	a change to the Vesting provisions of any Grants;

(m)	a change to the termination provisions of any Grant that does not entail an extension beyond the original term of the Grant; or

(n)	amendments to the provisions relating to a Change in Control.

7.6	Currency. Except where the context otherwise requires, all references in the Plan to currency refer to lawful Canadian currency. Any amounts required to be determined under this Plan that are denominated in a currency other than Canadian dollars shall be converted to Canadian dollars at the applicable Bank of Canada daily rate of exchange on the date as of which the amount is required to be determined.

7.7	Administration Costs.

The Corporation will be responsible for all costs relating to the administration of the Plan.

7.8	Designation of Beneficiary.

Subject to the requirements of Applicable Law, a Participant may designate a Beneficiary, in writing, to receive any benefits that are provided under the Plan upon the death of such Participant. The Participant may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in such form as may be prescribed by the Board from time to time. A Beneficiary designation under this Section 7.8 and any subsequent changes thereto shall be filed with the chief legal officer of the Corporation.

7.9	Governing Law.

The Plan and any Grants pursuant to the Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and with respect to Participants who are US Taxpayers, with the Code and applicable federal laws of the US. The Board may provide that any dispute to any Grant shall be presented and determined in such forum as the Board may specify, including through binding arbitration. Any reference in the Plan, in any Grant Agreement issued pursuant to the Plan or in any other agreement or document relating to the Plan to a provision of law or rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability. To the extent applicable, with respect to Participants who are US Taxpayers, this Plan shall be interpreted in accordance with the requirements of Code Sections 409A and the regulations, notices, and other guidance of general applicability issued thereunder. To the extent that any provision of this Plan would prevent any Option that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option, but will remain in effect for other Options and there will be no further effect on any provision of this Plan.

7.10	Assignment.

The Plan shall inure to the benefit of and be binding upon the Corporation, its successors and assigns.

7.11	Transferability.

7.11.1	Unless otherwise provided in the Plan or in the applicable Grant Agreement in accordance with Section 7.11.2, no Grant, and no rights or interests therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Participant other than by testamentary disposition by the Participant or the laws of intestate succession. No such interest shall be subject to execution, attachment or similar legal process including without limitation seizure for the payment of the Participant’s debts, judgments, alimony or separate maintenance. In no event will any Grant under the Plan be transferred for value.

7.11.2	Notwithstanding the foregoing, with respect to Participants who are not US Taxpayers, the Board may provide in the applicable Grant Agreement that a Grant is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to the Participant’s spouse, former spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, sibling, persons having one of the foregoing types of relationship with a Participant due to adoption and any entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests and (b) to an entity in which more than fifty percent (50%) voting interests are owned by these persons (or the Participant) in exchange for an interest in that entity. Following any such transfer or assignment, the Grant shall remain subject to substantially the same terms applicable to the Grant while held by the Participant to whom it was granted, as modified as the Board shall determine appropriate, and, as a condition to such transfer, the transferee shall execute an agreement agreeing to be bound by such terms. Any purported assignment or transfer that does not qualify under this Section 7.11.2 shall be void and unenforceable against the Corporation.

7.12	Substitute Awards

Grants may be made under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, restricted share units or performance share units held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Corporation or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Code Section 409A. The Grants so made may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

8.	EFFECTIVE DATE AND TERM

8.1	The Plan was approved by the Board on September 29, 2017, but will be effective as of _______________, 2017 (the “Effective Date”), the date it was approved by the Corporation’s shareholders. This Plan will remain in effect, unless sooner terminated as provided herein, until the tenth anniversary of the Effective Date, at which time it will terminate. After this Plan is terminated, no Grants may be granted hereunder but Grants previously granted will remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

PART II – OPTIONS

9.	Options

9.1	The Corporation may, from time to time, make one or more Grants of Options to Eligible Persons on such terms and conditions, consistent with the Plan, as the Board shall determine. In granting such Options, subject to the provisions of the Plan, the Corporation shall specify,

(a)	the maximum number of Shares which the Participant may purchase under the Options;

(b)	the Exercise Price at which the Participant may purchase his or her Shares under the Options; and

(c)	the term of the Options, to a maximum of ten (10) years from the Grant Date of the Options, the Vesting period or periods within this period during which the Options or a portion thereof may be exercised by a Participant and any other Vesting conditions (including Performance Conditions).

9.2	The Exercise Price for each Share subject to an Option shall be fixed by the Board but under no circumstances (except with respect to Grants under Section 7.12 of this Plan) shall any Exercise Price be less than one hundred percent (100%) of the Market Price on the Grant Date of such Option.

9.3	Subject to the provisions of the Plan and, upon prior approval of the Board, once an Option has Vested and become exercisable a Participant may elect, in lieu of exercising such Option, to surrender such Option in exchange for the issuance of Shares equal to the number determined by dividing (a) the difference between the Market Price (calculated as at the date of settlement) and the Exercise Price of such Option by (b) the Market Price (calculated as at the date of settlement). An Option may be surrendered and disposed of pursuant to this Section 9.3 from time to time by delivery to the Board at the head office of the Corporation or such other place as may be specified by the Board, of (a) a written notice specifying that net settlement will be effectuated for such Option and the number of Options to be exercised and (b) the payment of an amount for any tax withholding or remittance obligations of the Participant or the Corporation arising under applicable law (or by entering into some other arrangement acceptable to the Board). The Corporation will not be required, upon the net settlement of any Options pursuant to this Section 9.3, to issue fractions of Shares or to distribute certificates which evidence fractional Shares. In the event the number of Shares to be issued upon the net settlement of an Option is a fraction, the Participant will receive the next lowest whole number of Shares and will not receive any other form of compensation (cash or otherwise) for the fractional interest.

9.4	Unless otherwise designated by the Board in the applicable Grant Agreement and subject to Section 9.6, any Options included in a Grant shall expire on the tenth anniversary of the Grant Date (unless exercised or terminated earlier in accordance with the terms of the Plan or the Grant Agreement).

9.5	Subject to the provisions of the Plan and the terms governing the granting of the Option, and subject to payment or other satisfaction of all related withholding obligations in accordance with Section 7.2, Vested Options or a portion thereof may be exercised from time to time by delivery to the Corporation at its registered office of a notice in writing signed by the Participant or the Participant’s legal personal representative, as the case may be, and addressed to the Corporation. This notice shall state the intention of the Participant or the Participant’s legal personal representative to exercise the said Options and the number of Shares in respect of which the Options are then being exercised and must be accompanied by payment in full of the Exercise Price under the Options which are the subject of the exercise.

9.6	If the normal expiry date of any Option, other than an Incentive Stock Option, falls within any Blackout Period or within ten (10) business days (being a day other than a Saturday, Sunday or other than a day when banks in Vancouver, British Columbia are not generally open for business) following the end of any Blackout Period, then the expiry date of such Option shall, without any further action, be extended to the date that is ten (10) business days following the end of such Blackout Period. The foregoing extension applies to all Options whatever the Grant Date (other than Incentive Stock Options and other than an extension beyond the original term of the Options in the case of Options held by a US Taxpayer) and shall not be considered an extension of the term of the Options as referred to in Section 7.5.

9.7	Notwithstanding anything in this Plan to the contrary, for Options that are intended to qualify as Incentive Stock Options and granted to a US Taxpayer, the following additional provisions will apply:

(a)	Except as permitted by Code Section 424(a), or any successor provision, the Exercise Price per Share shall not be less than one hundred percent (100%) of the per Share Market Price on the Grant Date of the Incentive Stock Option; provided, however, that if a Participant owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation or of its Parent or any Subsidiary, the Exercise Price per Share of an Incentive Stock Option granted to such Participant shall not be less than one hundred ten percent (110%) of the Market Price on the Grant Date of the Incentive Stock Option.

(b)	Except as permitted by Code Section 424(a), in no event shall any Incentive Stock Option be exercisable during a term of more than ten (10) years after the Grant Date of the Incentive Stock Option; provided, however, that if a Participant owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation or of its Parent or any Subsidiary, the Incentive Stock Option granted to such Participant shall be exercisable during a term of not more than five (5) years after the Grant Date.

(c)	The Corporation or its Affiliate shall withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s exercise of an Incentive Stock Option or a “disqualifying disposition” of Shares acquired through the exercise of an Incentive Stock Option as defined in Code Section 421(b).

(d)	Notwithstanding any other provision of the Plan, the aggregate fair market value (determined as of the Grant Date of the Incentive Stock Option) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other “incentive stock option” plans of the Corporation or any Affiliate, shall not exceed US$100,000 (or such other amount as may be prescribed by the Code from time to time); provided, however, that if the exercisability or Vesting of an Incentive Stock Option is accelerated as permitted under the provisions of the Plan and such acceleration would result in a violation of the limit imposed by this Section 9.7(d), such acceleration shall be of full force and effect but the number of Shares that exceed such limit shall be treated as having been granted pursuant to an Option that is not an Incentive Stock Option; and provided, further, that the limits imposed by this Section 9.7(d) shall be applied to all outstanding Incentive Stock Options under the Plan and any other “incentive stock option” plans of the Corporation or any Affiliate in chronological order according to the dates of grant.

(e)	The Grant Agreement in respect of any Incentive Stock Option shall contain such other limitations and restrictions upon the exercise of the Incentive Stock Option as the Board shall deem necessary to ensure that such Incentive Stock Option will be considered an “incentive stock option” as defined in Code Section 422 or to conform to any change therein.

(f)	Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 5 of this Plan, the aggregate number of Shares actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options will not exceed 20,451,895 Shares.

9.8	Options granted under this Plan may not provide for any dividends or dividend equivalents thereon.

10.	Termination of Employment and Death of a Participant – Options

10.1	Outstanding Options held by a Participant (or the executors or administrators of such Participant’s estate, any person or persons who acquire the right to exercise Options directly from the Participant by bequest or inheritance or any other permitted transferee of the Participant under Section 11) as of the Participant’s date of Termination shall be subject to the provisions of this Section 10, as applicable; except that, in all events, the period for exercise of Options shall end no later than the last day of the maximum term thereof established under Sections 9.1(c), 9.6, 9.7(b) or 10.5, as the case may be.

10.2	Except as otherwise provided in the applicable Grant Agreement, and subject to Section 10.1 and Section 10.6, in the case of a Participant’s Termination due to death, or in the case of the Participant’s Disability (i) those of the Participant’s outstanding Options that have not become Vested prior to such date of death or Disability Date shall be forfeited and cancelled as of such date and (ii) those of the Participant’s outstanding Options that have become Vested prior to the Participant’s date of death or Disability Date shall continue to be exercisable during the twelve (12) month period following the such date of death or Disability Date, as the case may be.

10.3	Except as otherwise provided in the applicable Grant Agreement, and subject to Section 10.1 and Section 10.6, in the case of a Participant’s Termination due to the termination of the Participant’s employment or termination of the Participant’s contract for services by the Corporation or an Affiliate without Cause, (i) those of the Participant’s outstanding Options that have not become Vested prior to the Participant’s Termination shall be forfeited and cancelled as of such date and (ii) those of the Participant’s outstanding Options that have become Vested prior to the Participant’s Termination shall continue to be exercisable during the one hundred and twenty (120) day period following the Participant’s Date of Termination.

10.4	Except as otherwise provided in the applicable Grant Agreement, and subject to Section 10.6, in the case of a Participant’s Termination due to the Participant’s resignation (including the voluntary withdrawal of services by a Participant who is not an employee under Applicable Law), (i) those of the Participant’s outstanding Options that have not become Vested prior to the date on which the Participant provides notice to the Corporation of his or her resignation shall be forfeited and cancelled as of such date, and (ii) those of the Participant’s outstanding Options that have become Vested prior to the date on which the Participant provides notice to the Corporation of his or her resignation shall continue to be exercisable during the ninety (90) day period following the Participant’s date of Termination.

10.5	Notwithstanding the foregoing, with respect to any Option that is intended to be an Incentive Stock Option, such Option shall not be exercisable for a period that is longer than (i) three (3) months from the date of the Participant’s Termination for any reason other than death or disability (as defined in Code Section 22(e)), or (ii) twelve (12) months from the Participant’s Termination due to disability (as defined in Code Section 22(e)) or death.

10.6	In addition to the Board’s rights under Section 3.1, the Board may, subject to Section 10.5, at the time of a Participant’s Termination or Disability Date, extend the period for exercise of some or all of the Participant’s Options, but not beyond the original expiry date, and/or allow for the continued Vesting of some or all of the Participant’s Options during the period for exercise or a portion of it. Options that are not exercised prior to the expiration of the exercise period, including any extended exercise period authorized pursuant to this Section 10.6, following a Participant’s date of Termination or Disability Date, as the case may be, shall automatically expire on the last day of such period.

10.7	Notwithstanding any other provision hereof or in any Grant Agreement, in the case of a Participant’s termination of employment or termination of the Participant’s contract for services for Cause, any and all then outstanding Options granted to the Participant, whether or not then exercisable, shall be immediately forfeited and cancelled, without any consideration therefore, as of the commencement of the day that notice of such termination is given.

10.8	For greater certainty, a Participant shall have no right to receive Shares or a cash payment, as compensation, damages or otherwise, with respect to any Options that do not become Vested or that are not exercised before the date on which the Options expire.

11.	Transferability of OPtions – us taxpayer

11.1	Notwithstanding Section 7.11, with respect to Participants who are US Taxpayers, no Incentive Stock Option shall be transferable by the Participant, in whole or in part, other than by will or by the laws of descent and distribution. If the Participant shall attempt any transfer of any Incentive Stock Option, such transfer shall be void and the Incentive Stock Option shall terminate.

11.2	Further, with respect to Participants who are US Taxpayers, Options that are not Incentive Stock Options shall be transferable, in whole or in part, by the Participant by will or by the laws of descent and distribution. In addition, the Board may, in its sole discretion, permit the Participant to transfer any or all such Options to any “family member” in accordance with Form S-8; provided, however, that the Participant cannot receive any consideration for the transfer and such transferred Stock Option shall continue to be subject to the same terms and conditions as were applicable to such Option immediately prior to its transfer.

PART III – SHARE UNITS

12.	DEFINITIONS

12.1	“Grant Value” means the dollar amount allocated to an Eligible Person in respect of a Grant of Share Units as contemplated by Section 3.

12.2	“Share Unit Account” has the meaning set out in Section 14.1.

12.3	“Valuation Date” means the date as of which the Market Price is determined for purposes of calculating the number of Share Units included in a Grant, which unless otherwise determined by the Board shall be the Grant Date.

12.4	“Vesting Period” means, with respect to a Grant of Share Units, the period specified by the Board, commencing on the Grant Date and ending on the last Vesting Date for such Share Units.

13.	Eligibility and Grant Determination.

13.1	The Board may from time to time make one or more Grants of Share Units to Eligible Persons on such terms and conditions, consistent with the Plan, as the Board shall determine, provided that, in determining the Eligible Persons to whom Grants are to be made and the Grant Value for each Grant, the Board shall take into account the terms of any written employment agreement or contract for services between an Eligible Person and the Corporation or any Affiliate and may take into account such other factors as it shall determine in its sole and absolute discretion.

13.2	The Board shall determine the Grant Value and the Valuation Date (if not the Grant Date) for each Grant under this Part III. Unless otherwise determined by the Board, the number of Share Units to be covered by each such Grant shall be determined by dividing the Grant Value for such Grant by the Market Price of a Share as at the Valuation Date for such Grant, rounded up to the next whole number.

13.3	Each Grant Agreement issued in respect of Share Units shall set forth, at a minimum, the type of Share Units and Grant Date of the Grant evidenced thereby, the number of RSUs or PSUs subject to such Grant (which number, in the case of PSUs, may be subject to adjustment to reflect changes in compensation, job duties or other factors), the applicable Vesting conditions, the applicable Vesting Period(s) and the treatment of the Grant upon Termination and may specify such other terms and conditions consistent with the terms of the Plan as the Board shall determine or as shall be required under any other provision of the Plan. The Board may include in a Grant Agreement under this Part III terms or conditions pertaining to confidentiality of information relating to the Corporation’s operations or businesses which must be complied with by a Participant including as a condition of the grant or Vesting of Share Units. Nothing in this Plan prevents a Participant from providing, without prior notice to the Corporation, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

14.	ACCOUNTS AND DIVIDEND EQUIVALENTS

14.1	Share Unit Account.

An account, called a “Share Unit Account”, shall be maintained by the Corporation, or an Affiliate, as specified by the Board, for each Participant who has received a Grant of Share Units and will be credited with such Grants of Share Units as are received by a Participant from time to time pursuant to Section 13 and any dividend equivalent Share Units pursuant to Section 14.2. Share Units that fail to Vest to a Participant and are forfeited pursuant to Section 15, or that are paid out to the Participant or his or her Beneficiary, shall be cancelled and shall cease to be recorded in the Participant’s Share Unit Account as of the date on which such Share Units are forfeited or cancelled under the Plan or are paid out, as the case may be. For greater certainty, where a Participant is granted both RSUs and PSUs, such RSUs and PSUs shall be recorded separately in the Participant’s Share Unit Account.

14.2	Dividend Equivalent Share Units.

Except as otherwise provided in the Grant Agreement relating to a Grant of RSUs or PSUs, if and when cash dividends (other than extraordinary or special dividends) are paid with respect to Shares to shareholders of record as of a record date occurring during the period from the Grant Date under the Grant Agreement to the date of settlement of the RSUs or PSUs granted thereunder, a number of dividend equivalent RSUs or PSUs, as the case may be, shall be credited to the Share Unit Account of the Participant who is a party to such Grant Agreement. The number of such additional RSUs or PSUs will be calculated by dividing the aggregate dividends or distributions that would have been paid to such Participant if the RSUs or PSUs in the Participant’s Share Unit Account had been Shares by the Market Price on the date on which the dividends or distributions were paid on the Shares. The additional RSUs or PSUs granted to a Participant will be subject to the same terms and conditions, including Vesting and settlement terms, as the corresponding RSUs or PSUs, as the case may be.

15.	VESTING AND SETTLEMENT OF SHARE UNITS

15.1	Continued Employment.

Subject to this Section 15 and the applicable Grant Agreement, Share Units subject to a Grant and dividend equivalent Share Units credited to the Participant’s Share Unit Account in respect of such Share Units shall Vest in such proportion(s) and on such Vesting Date(s) as may be specified in the Grant Agreement governing such Grant provided that the Participant is Employed or acting as a Director on the relevant Vesting Date.

15.2	Settlement.

A Participant’s RSUs and PSUs, adjusted in accordance with the applicable multiplier, if any, as set out in the Grant Agreement, and rounded down to the nearest whole number of RSUs or PSUs, as the case may be, shall be settled, by a distribution as provided below to the Participant or his or her Beneficiary, upon, or as soon as reasonably practicable following the Vesting thereof in accordance with Section 15.1 or 15.6, as the case may be, subject to the terms of the applicable Grant Agreement. In all events RSUs and PSUs will be settled on or before the earlier of the ninetieth (90th) day following the Vesting Date and the date that is two and one half (2½) months after the end of the year in which Vesting occurred, except as otherwise provided in an applicable Grant Agreement in compliance with Code Section 409A. Settlement shall be made by the issuance of one Share for each RSU or PSU then being settled, as specified in the applicable Grant Agreement, and subject to payment or other satisfaction of all related withholding obligations in accordance with Section 7.2.

15.3	Postponed Settlement.

Except as otherwise determined by the Board in compliance with Code Section 409A, if a Participant’s Share Units would, in the absence of this Section 15.3 be settled within a Blackout Period applicable to such Participant, such settlement shall be postponed until the Trading Day following the date on which such Blackout Period ends (or as soon as practicable thereafter).

15.4	Failure to Vest.

For greater certainty, except as otherwise provided in the applicable Grant Agreement, a Participant shall have no right to receive Shares or a cash payment, as compensation, damages or otherwise, with respect to any RSUs or PSUs that do not become Vested.

15.5	Resignation.

Except as otherwise provided in the applicable Grant Agreement and Section 15.7, in the event a Participant’s employment is Terminated as a result of the Participant`s resignation, no Share Units that have not Vested prior to the date on which the Participant submits his or her resignation, including dividend equivalent Share Units in respect of such Share Units, shall Vest and all such Share Units shall be forfeited immediately.

15.6	Termination of Employment without Cause; Death or Disability.

Except as otherwise provided in the applicable Grant Agreement, in the case of a Participant`s Termination without Cause or due to death or Disability of a Participant, all Share Units granted to the Participant that have Vested as at the date of Termination shall be paid to the Participant or Participant’s estate, as applicable, in accordance with the settlement provisions herein. Any Share Units that have not Vested as at the date of Termination will be immediately cancelled and forfeited to the Company, provided that if any unvested Share Units are subject to Performance Conditions, then if a Performance Condition is, in the Board’s discretion, capable of being partially performed, such unvested Share Units shall become Vested Share Units as at the date of Termination on a pro rata basis to reflect the degree to which the vesting condition has been satisfied, as determined by the Board (and in all cases except as otherwise provided in the applicable Grant Agreement).

15.7	Extension of Vesting.

The Board may, at the time of Termination or a Disability Date, extend the period for Vesting of Share Units, but not beyond the original end of the applicable Vesting Period, or accelerate the Vesting of Share Units. With respect to U.S. Taxpayers, any such modification shall be made in compliance with Code Section 409A.

15.8	Termination of Employment for Cause.

In the event a Participant’s employment is Terminated for Cause by the Corporation, no Share Units that have not Vested prior to the date of the Participant’s Termination for Cause, including dividend equivalent Share Units in respect of such Share Units, shall Vest and all such Share Units shall be forfeited immediately.

16.	SHAREHOLDER RIGHTS

16.1	No Rights to Shares.

Share Units are not Shares and a Grant of Share Units will not entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement (except as provided in Section 14.2) or rights on liquidation until the allotment and issuance to the Participant of a certificate or certificates in the name of the Participant or a statement of account representing the Shares to which such Share Units relate.

Exhibit “A”

to

NioCorp Developments Ltd. Long Term Incentive Plan

Special Provisions Applicable to US Taxpayers

This Exhibit sets forth special provisions of the NioCorp Developments Ltd. Long Term Incentive Plan (the “Plan”) that apply to Participants who are US Taxpayers. This Exhibit shall apply to such Participants notwithstanding any other provisions of the Plan. Terms defined elsewhere in the Plan and used herein shall have the meanings set forth in the Plan, as may be amended from time to time.

Definitions

“Eligible Person” means, solely with respect to Options, a Director or an individual with respect to which the Corporation would be an eligible issuer of “service recipient stock” for purposes of Section 409A of the Code who (i) meets the Form S-8 definition of “employee” and (ii) by the nature of his or her position or job is, in the opinion of the Board, in a position to contribute to the success of the Corporation; provided, however, that only persons who meet the definition of “employees” under Code Section 3401(c) shall be eligible to receive Incentive Stock Options.

“Good Reason” means, except as otherwise provided in applicable Grant Agreement, the occurrence of any one or more of the following without a Participant’s written consent:

(i)       a material diminution in the Participant’s duties, responsibilities, or authority in effect immediately prior to a Change in Control;

(ii)      a material diminution in the aggregate value of base salary and bonus opportunity provided to the Participant for services provided to the Corporation or an Affiliate;

(iii)     the Corporation or an Affiliate relocating the Participant’s primary office to any place other than the location at which the Participant reported for work on a regular basis immediately prior to a Change in Control or a place within 50 miles of that location; or

(iv)     Any other action or inaction by the Corporation constituting a material breach of an effective employment arrangement or agreement with the Participant.

A Participant must notify the Corporation of the Participant’s intention to invoke Termination for Good Reason within 90 days after the occurrence of such event and provide the Corporation 30 days’ opportunity for cure, and the Participant must actually terminate the Participant’s employment with the Corporation prior to the 365th day following such occurrence or such event shall not constitute Good Reason.

“Market Price” means, solely with respect to the term “Exercise Price”, (a) if the Shares are listed on only one Stock Exchange, the closing price per Share on such Stock Exchange on the Trading Day immediately preceding the Grant Date, or, if there are no sales on such date, on the next preceding Trading Day on which a sale occurred; (b) if the Shares are listed on more than one Stock Exchange, the fair market value as determined in accordance with paragraph (a) above for the primary Stock Exchange on which the Shares are listed, as determined by the Board; and (c) if the Shares are not listed for trading on a Stock Exchange, a price which is determined by the Board in good faith to be the fair market value of the Shares in compliance with the Code Section 409A. The Board is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Grant Agreement and is in compliance with the fair market value pricing rules set forth in Code Section 409A.

Section 409A

Notwithstanding anything in the Plan to the contrary, unless the applicable Grant Agreement provides otherwise, settlement of Share Units will in all events occur within the “short-term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4).

To the extent applicable, it is intended that this Plan and any Grants made hereunder comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and Grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and Grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Corporation or any of its Affiliates.

If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (a) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Corporation from time to time) and (b) the Corporation makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Corporation will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service (or, if earlier, upon the Participant’s death).

Notwithstanding any provision of this Plan and Grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Corporation reserves the right to make amendments to this Plan and Grants hereunder as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and Grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Corporation nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.